Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202692

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 27, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 27, 2016)

15,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

    % Series B Mandatory Convertible Preferred Stock

Great Plains Energy Incorporated

We are offering 15,000,000 depositary shares (the “Depositary Shares”), each of which represents a 1/20th interest in a share of our     % Series B Mandatory Convertible Preferred Stock, without par value (the “Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock will be deposited with Computershare Trust Company, N.A., as bank depositary, pursuant to a deposit agreement. Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement. We will receive all of the net proceeds from this offering.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors or an authorized committee thereof, at an annual rate of     % of the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, without par value (our “common stock”), or by delivery of any combination of cash and shares of our common stock, at our election, subject to certain limitations, on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2016, and to, and including, September 15, 2019.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $1,000 (and, correspondingly, each Depositary Share represents a liquidation preference of $50). Unless earlier converted or redeemed, each share of Mandatory Convertible Preferred Stock will automatically convert on the third business day immediately following the last trading day of the final averaging period defined below (the “mandatory conversion date”) into between              and              shares of our common stock, subject to anti-dilution adjustments, depending on the average VWAP (as defined herein) per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day prior to September 15, 2019 (the “final averaging period”). At any time prior to the mandatory conversion date, a holder of 20 Depositary Shares may cause the bank depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, into shares of our common stock at the minimum conversion rate of              shares of our common stock per share of Mandatory Convertible Preferred Stock, subject to anti-dilution adjustments. If a holder of 20 Depositary Shares causes the bank depositary to convert one share of Mandatory Convertible Preferred Stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as defined herein), such share of Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the fundamental change conversion rate (as defined herein), and such holder will also be entitled to receive a fundamental change dividend make-whole amount and accumulated dividend amount (each as defined herein).

Concurrently with this offering of the Depositary Shares, we are offering by means of a separate prospectus supplement 52,600,000 shares of our common stock (or 60,490,000 shares of our common stock if the underwriters of that offering exercise in full their option to purchase additional shares of our common stock) (the “concurrent offering”). This offering of the Depositary Shares and the concurrent offering are not contingent on one another.

We intend to use the net proceeds of this offering, together with the net proceeds of the concurrent offering, to finance a portion of the cash consideration payable in connection with the Merger (as defined herein). The closings of this offering and the concurrent offering are not conditioned on the closing of the Merger, which, if completed, will occur subsequent to the closing of this offering. See “Prospectus Supplement Summary — Recent Developments — Pending Westar Merger” and “Use of Proceeds.” If the Merger has not closed on or prior to November 30, 2017 or if an acquisition termination event (as defined herein) occurs, we may, at our sole option, redeem the Mandatory Convertible Preferred Stock, in which case the bank depositary will redeem the Depositary Shares, in each case, as further described herein.

Prior to this offering, there has been no public market for the Depositary Shares. We intend to apply to list the Depositary Shares on the New York Stock Exchange (the “NYSE”) under the symbol “GXPPRB.” Our common stock is listed on the NYSE under the symbol “GXP.” On September 26, 2016, the last reported sale price of our common stock on the NYSE was $27.94 per share.

Investing in the Depositary Shares involves risks. See “Risk Factors ” beginning on page S-26 in this prospectus supplement and beginning on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share		Total
Public offering price		$50.00	$
Underwriting discount	$		$
Proceeds, before expenses, to Great Plains Energy Incorporated	$		$

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 2,250,000 additional Depositary Shares at the public offering price, less the underwriting discount. See “Underwriting.”

The underwriters expect to deliver the Depositary Shares against payment therefor on or about October     , 2016.

Goldman, Sachs & Co.

Prospectus Supplement dated September     , 2016

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus dated September 27, 2016, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the securities we may offer under the registration statement of which this prospectus supplement and the accompanying prospectus form a part and gives more general information, some of which may not apply to this offering of Depositary Shares.

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the Securities and Exchange Commission (the “SEC”) contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in the Depositary Shares, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus supplement or the accompanying prospectus or when we otherwise refer to ourselves herein or therein, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential” or “continue.” Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc., a Kansas corporation (“Westar”), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus supplement and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus supplement. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry and the Company;

•	changes in business strategy, operations or development plans;

•	the outcome of contract negotiations for goods and services;

•

effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates the Company can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•

financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Great Plains Energy’s ability to successfully manage transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks including, but not limited to, increased costs of retirement, health care and other benefits;

•	the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar;

•	the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close;

•

the failure to obtain, or to obtain on favorable terms, any equity, debt or equity-linked financing necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar;

•	the costs incurred to consummate the anticipated acquisition of Westar;

•	the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period;

•	the credit ratings of Great Plains Energy following the anticipated acquisition of Westar;

•

disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our pending acquisition of Westar and the other risk factors discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information, with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus supplement will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q listed below have been filed with the SEC on a combined basis by us and one of our subsidiaries, KCP&L (as defined herein). We are only incorporating the information that relates to us and, where required, the information that relates to KCP&L. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the SEC), until the offering of the securities described in this prospectus supplement is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 5, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 4, 2016; and

•

Our Current Reports on Form 8-K dated February 10, 2016 and filed with the SEC on February 16, 2016; May 3, 2016 and filed with the SEC on May 9, 2016; May 29, 2016 and filed with the SEC on May 31, 2016; May 31, 2016 and filed with the SEC on May 31, 2016; June 6, 2016 and filed with the SEC on June 8, 2016; June 13, 2016 and filed with the SEC on June 16, 2016; June 24, 2016 and filed with the

SEC on June 24, 2016; July 1, 2016 and filed with the SEC on July 5, 2016; August 25, 2016 and filed with the SEC on August 25, 2016 (but only with respect to Item 8.01); September 9, 2016 and filed with the SEC on September 13, 2016; September 13, 2016 and filed with the SEC on September 19, 2016; September 21, 2016 and filed with the SEC on September 21, 2016; September 26, 2016 and filed with the SEC on September 26, 2016; and September 27, 2016 and filed with the SEC on September 27, 2016.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein except to the extent specifically so indicated. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Our Company

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly owned direct subsidiaries with significant operations or active subsidiaries are as follows:

•

Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly owned subsidiary, Kansas City Power & Light Receivables Company.

•

KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (“MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

Recent Developments

Pending Westar Merger

On May 29, 2016, we and Westar entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among us, Westar and, from and after its accession thereto, GP Star, Inc., our wholly owned subsidiary and a Kansas corporation (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Westar (the “Merger”), with Westar continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and our wholly owned subsidiary.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, $5.00 par value, of Westar (the “Westar common stock”) issued and outstanding immediately prior to that time (other than shares owned by Westar as treasury stock, shares owned by a wholly owned subsidiary of Westar, us or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted automatically into the right to receive:

•	$51.00 in cash, without interest (the “Cash Consideration”); and

•

a number, rounded to the nearest 1/10,000 of a share, of validly issued, fully paid and nonassessable shares of our common stock equal to the Exchange Ratio (as described below) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

The Exchange Ratio is calculated as follows: if the volume-weighted average share price of our common stock on the NYSE for the 20-consecutive full trading days ending on (and including) the third trading day immediately prior to the closing date of the Merger is:

•	greater than $33.2283, the Exchange Ratio will be 0.2709;

•

greater than or equal to $28.5918 but less than or equal to $33.2283, the Exchange Ratio will be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the above volume-weighted average share price of our common stock; or

•	less than $28.5918, the Exchange Ratio will be 0.3148.

Immediately prior to the effective time of the Merger, each outstanding and unvested Westar restricted share unit, performance unit and any other contractual right to receive Westar common stock will be canceled and converted into the right to receive an amount in cash equal to the Cash Consideration, plus the amount in cash, without interest, equal to the Great Plains Energy average stock price multiplied by the Exchange Ratio for the Merger, plus dividend equivalents associated with such unit or right, subject to any withholding taxes.

The Merger Agreement also provides that upon consummation of the Merger, one director serving on the Westar board of directors immediately prior to the effective time of the Merger, to be selected by us in consultation with Westar, will be elected or appointed to our board of directors.

At a special meeting of Westar’s shareholders held on September 26, 2016, the proposal to approve the Merger was approved by holders of a majority of the shares of Westar common stock outstanding and entitled to vote on the proposal.

At a special meeting of our shareholders held on September 26, 2016, the following proposals were approved by our shareholders:

•	the issuance of shares of our common stock to the Westar shareholders in the Merger as contemplated by the Merger Agreement; and

•	an amendment to our articles of incorporation to increase the amount of our authorized capital stock.

The completion of the Merger remains subject to various customary conditions, including, among others:

•	clearance under the Hart-Scott-Rodino Antitrust Improvements Act;

•

receipt of all required regulatory approvals from, among others, the Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission, the Kansas Corporation Commission and the Federal Communications Commission (provided that such approvals do not result in a material adverse effect on us and our subsidiaries, after giving effect to the Merger);

•	approval of the listing of our shares to be issued to the Westar shareholders in the Merger on the NYSE;

•	the absence of any material adverse effect with respect to Westar and its subsidiaries;

•	the absence of laws or judgments, whether preliminary, temporary or permanent, which may prevent, make illegal or prohibit the completion of the Merger; and

•

subject to certain materiality exceptions, the accuracy of the representations and warranties made by Westar and us, respectively, and compliance by Westar of its and by us of our respective obligations under the Merger Agreement.

In addition, on June 1, 2016, the staff of the Missouri Public Service Commission (the “MPSC”) filed a motion requesting that the MPSC open an investigation to determine whether the Merger is likely to be detrimental to the public interest and the interests of Missouri ratepayers, and on June 8, 2016, the MPSC issued an order granting the staff’s motion to open an investigation. On July 25, 2016, the staff of the MPSC filed its investigation report and recommended that the MPSC exercise its jurisdiction over us and order us to seek MPSC approval prior to acquiring Westar. On August 3, 2016, the MPSC issued its order closing the investigation. Under MPSC rules, interested third parties (“Interested Third Parties”), such as the staff of the MPSC and the Office of the Public Counsel (which is an office of Missouri government independent of the MPSC and represents the public in general), are permitted to file a complaint with the MPSC requesting that the MPSC assert jurisdiction to approve or disapprove the Merger. If such a complaint is asserted by an Interested Third

Party and it is determined that the MPSC has jurisdiction over the Merger, approval of the MPSC also will be required in order to consummate the Merger. The MPSC could seek to block or challenge the Merger or could impose certain requirements or conditions it deems necessary or desirable in the public interest as a condition to approving the Merger. The Merger Agreement may require that we accept any such conditions even though they could adversely impact the combined company.

As a result, we have been involved in negotiations with certain Interested Third Parties regarding several matters relating to the Merger. Negotiations are fluid and on-going, and we are currently unable to predict the ultimate result of the negotiations. Possible outcomes of these negotiations include, among other possibilities, (i) a joint filing with the MPSC among us and several or all of the Interested Third Parties that resolves some or all outstanding issues (which could be subject to response from other parties and would be subject to MPSC approval), (ii) a filing by us with the MPSC intended to resolve some or all outstanding issues (which could be subject to response from other parties and would be subject to MPSC approval), (iii) continued negotiations among us and certain Interested Third Parties or (iv) the filing of a complaint filed by an Interested Third Party requesting the MPSC to assert jurisdiction over the Merger. We are unable to predict the outcome of these negotiations and can provide no assurance that any approval by the MPSC, if required, would be obtained or that any restrictions or conditions imposed by the MPSC in connection with such approval, or that we may otherwise agree to in a settlement or other resolution, would not have a material adverse effect on the combined company following the Merger. In addition, we can provide no assurance that these restrictions or conditions will not result in the abandonment or delay of the Merger. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and the trading price of our common stock.

On June 23, 2106, the Antitrust Division of the Department of Justice (the “DOJ”) sent a letter to us and Westar informing the parties that it had opened an investigation into the Merger and requesting that the parties provide on a voluntary basis certain documents and information. Such a review is not unusual for a merger of the size and nature as the Merger. We and Westar are cooperating with the DOJ in its investigation. On September 26, 2016 we and Westar filed our respective Pre-Merger Notification and Report forms with the Federal Trade Commission and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”). Based upon an examination of information available relating to the businesses in which the companies are engaged, we believe the Merger will receive the necessary clearance under the HSR Act; however, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such challenge is made, the result of such challenge.

The Merger Agreement contains (a) customary representations and warranties of Westar and us, (b) covenants of Westar to conduct its businesses in the ordinary course and not to take certain actions prior to the closing of the Merger without the approval of us and (c) covenants of Westar and us with respect to, among other things, cooperation on seeking necessary regulatory approvals and access to information. We have agreed to use our reasonable best efforts to (i) obtain the financing contemplated by the Commitment Letter (as defined below), as described in further detail below under “— Bridge Facility Commitment Letter” and (ii) obtain regulatory approvals necessary to consummate the Merger, provided that we are not obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on us and our subsidiaries, including Westar and its subsidiaries, after giving effect to the Merger.

We and Westar have also agreed not to (a) solicit proposals relating to alternative business combination transactions or (b) subject to certain exceptions, enter into discussions, or enter into any agreement, concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions. Prior to obtaining the approval of its shareholders, Westar had the right to terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a superior proposal that did not result from a material breach of the Merger Agreement, subject to complying with notice and other specified conditions, including providing us with the opportunity to propose revisions to the terms of the transaction contemplated by the Merger Agreement and the payment of the termination fee by Westar prior to or concurrently with such termination.

The Merger Agreement also contains certain termination rights of Westar and us, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by May 31, 2017, subject to extension in certain cases to November 30, 2017 (the “End Date”). Either party may also terminate the Merger Agreement if an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and nonappealable. In addition, Westar may terminate the Merger Agreement if all of the conditions to closing of the Merger have been satisfied or waived and we do not consummate the closing of the Merger on the day the closing should have been consummated and fails to consummate the closing within five business days of receipt of notice from Westar requesting such consummation.

The Merger Agreement provides that in connection with the termination of the Merger Agreement under specified circumstances relating to a failure to obtain regulatory approvals prior to the End Date, a final and nonappealable order enjoining the consummation of the Merger in connection with regulatory approvals or failure by us to consummate the Merger once all of the conditions have been satisfied, we may be required to pay Westar a termination fee of $380 million. In addition, in the event that the Merger Agreement is terminated by (a) either party because the closing has not occurred by the End Date or (b) Westar, as a result of our uncured breach of the Merger Agreement, and prior to such termination, an acquisition proposal for us is publicly disclosed or made to us, if we enter into an agreement or consummate a transaction with respect to an acquisition proposal within twelve months following such termination, then we may be required to pay Westar a termination fee of $180 million. Similarly, in the event that the Merger Agreement is terminated by (x) either party because the closing has not occurred by the End Date or (y) us, as a result of Westar’s uncured breach of the Merger Agreement, and prior to such termination, an acquisition proposal for Westar is publicly disclosed or made to Westar, if Westar enters into an agreement or consummates a transaction with respect to an acquisition proposal within twelve months following such termination, then Westar may be required to pay us a termination fee of $280 million.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K dated May 29, 2016 and filed with the SEC on May 31, 2016, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Bridge Facility Commitment Letter

On May 29, 2016, and in connection with the Merger Agreement, we entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners”), which are affiliates of Goldman, Sachs & Co. The Commitment Letter provides that, subject to the conditions set forth therein, GS Bank and GS Lending Partners will commit to provide a 364-day senior unsecured bridge term loan facility (the “Bridge Facility”), consisting of (i) the $7.517 billion senior unsecured term loan to fund the Cash Consideration in the Merger and (ii) a conditional $500 million senior unsecured term loan for working capital purposes. The Bridge Facility bears interest at LIBOR plus a margin ranging from 1.125% to 2.25%, depending on our credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Merger. Under the Commitment Letter, GS Bank will act as sole bookrunner and sole lead arranger for the Bridge Facility and will perform the duties customarily associated with such roles. On June 13, 2016, we entered into a Third Amendment to our Credit Agreement, dated as of August 9, 2010, and when the amendment became effective, the commitment for the conditional $500 million senior unsecured term loan for working capital purposes under the Bridge Facility automatically terminated. It is anticipated that some or all of the Bridge Facility will be replaced or repaid by us through one or a combination of the following: issuance of debt securities, preferred stock (including our Series A Preferred (as defined herein) and the Depositary Shares offered hereby), common equity (including the concurrent offering and the offering of shares of our common stock that may be issued from time to time under an at-the-market equity distribution program) or other securities.

The commitment to provide the Bridge Facility is subject to certain conditions, including:

•	the consummation of the Merger pursuant to the Merger Agreement;

•	the absence of a material adverse effect with respect to Westar and its subsidiaries, taken as a whole;

•	the accuracy of certain representations and warranties;

•	the absence of certain defaults with respect to indebtedness of Great Plain Energy and its subsidiaries;

•	the delivery of certain financial information pertaining to each of us and Westar;

•	the absence of conflicts with any applicable law or order in any material respect; and

•	the receipt of customary closing documents. We will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.

The foregoing summary of the Commitment Letter and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, which was filed as Exhibit 10.1 to our Current Report on Form 8-K dated May 29, 2016 and filed with the SEC on May 31, 2016, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Preferred Stock Purchase Agreement

On May 29, 2016, we entered into a Stock Purchase Agreement (the “SPA”) with OCM Credit Portfolio LP, a limited partnership organized under the laws of Ontario (the “Investor”), pursuant to which we will, subject to the terms and conditions of the SPA, sell and issue to the Investor in a private placement 750,000 shares of our preference stock designated as “7.25% Mandatory Convertible Preferred Stock, Series A” (our “Series A Preferred”), without par value, for an aggregate purchase price equal to $750,000,000, which is $1,000 per share of Series A Preferred to be issued at the closing of the transaction contemplated by the SPA. It is expected that the Series A Preferred will be issued upon the consummation of the Merger.

Each share of our Series A Preferred is mandatorily convertible into our common stock three years after issuance at a price equal to the average volume-weighted average price (“VWAP”) of our common stock over 20-consecutive trading days commencing on the 22nd trading day prior to the date of conversion, subject to a minimum of 29.0855 shares of our common stock (the “Minimum Conversion Rate”) if the value is equal to or greater than $34.38 and a maximum of 34.9026 shares of our common stock (the “Maximum Conversion Rate”) if the value is less than or equal to $28.65, in each case, subject to adjustment pursuant to the terms of our Series A Preferred. The Investor can voluntarily convert its Series A Preferred into our common stock at any time at the Minimum Conversion Rate, subject to obtaining all necessary governmental approvals. The Investor can also convert its Series A Preferred upon certain fundamental changes, including certain mergers and acquisitions involving us at the “Fundamental Change Conversion Rate” and will also receive a “Fundamental Change Dividend Make-whole Amount” based upon the consideration paid as part of, and timing of, the fundamental change.

The Series A Preferred is entitled to a 7.25% quarterly dividend, payable in cash, our common stock or a combination thereof, in our discretion, and if paid in our common stock, our common stock will be valued at 90% of the average VWAP per share of our common stock for the five trading days of the dividend reference period. The Series A Preferred has a liquidation preference of $1,000 per share.

The SPA includes customary representations, warranties and covenants by the parties thereto. The transaction contemplated by the SPA is subject to various closing conditions, including the following:

•	approval of our shareholders to increase the number of authorized shares of our common stock required for conversion of our Series A Preferred;

•	no material adverse change having occurred with respect to us and our subsidiaries, including Westar and its subsidiaries;

•	the consummation of the Merger pursuant to the Merger Agreement;

•	accuracy of representations and warranties (with appropriate materiality qualifiers);

•	rendering of applicable legal opinion;

•	absence of any law or governmental order that enjoins, prohibits or materially alters the terms of the transactions contemplated by the SPA; and

•	no material amendments to the Merger Agreement or the Commitment Letter.

In the event that we agree prior to the closing of the transaction contemplated by the SPA to issue in any private placement any shares of our preference stock on terms that are more favorable in the aggregate than our Series A Preferred, we have agreed to offer the same terms to the Investor.

In addition, we have agreed to enter into an Investor Rights Agreement, in the form attached to the SPA (the “Investor Rights Agreement”), with the Investor at the closing of the transaction contemplated by the SPA. Under the Investor Rights Agreement, we are obligated to file a shelf registration statement pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of our Series A Preferred, our common stock issued or issuable upon conversion of our Series A Preferred and any other equity securities or equity interests in any of our successors issued in respect of our Series A Preferred by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity, merger or similar event involving a change in our capital structure or any of our successors. The Investor will be entitled to certain customary demand registration rights and piggyback registration rights under the Securities Act. Additionally, the Investor will be entitled to name two directors to our board of directors if dividends payable with respect to our Series A Preferred are in arrears for two quarters and one observer on our board of directors if our credit rating is downgraded to below investment grade, so long as the Investor holds 50% of its original investment and subject to all necessary governmental approvals being obtained.

The foregoing summary of the SPA, including the description of the Investor Rights Agreement, and the transactions contemplated thereby, is not complete and is subject to, and qualified in its entirety by, the full text of the SPA (including the forms of the Investor Rights Agreement and the Certificate of Designations establishing our Series A Preferred), which was filed as Exhibit 10.2 to our Current Report on Form 8-K dated May 29, 2016 and filed with the SEC on May 31, 2016, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Sources and Uses

The estimated sources and uses of the funds for the Merger, assuming the Merger had closed on June 30, 2016, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including:

•	the amount of net proceeds that we receive from this offering of the Depositary Shares;

•	the amount of net proceeds that we receive from the concurrent offering;

•	the amount of net proceeds that we receive from the private placement of our Series A Preferred;

•	the Exchange Ratio used to determine the number of shares of our common stock to be issued as the Stock Consideration;

•

the amount of net proceeds, if any, that we receive from other proposed offerings of equity and debt securities to finance the Merger (which also depends on the net proceeds from this offering of the Depositary Shares and the concurrent offering); and

•	changes in our debt balances and net working capital from June 30, 2016 to the closing of the Merger.

There can be no assurance that the Merger will be consummated under the terms contemplated or at all.

(in millions)
Sources		Uses
Assumption of Long-term Debt at Westar	$3,650.7	Purchase of Westar Stock	$8,447.9
Proposed Long-term Debt(1)	4,415.0	Assumption of Long-term Debt at Westar	3,650.7
Depositary Shares Offered Hereby and Common Stock Offering(2)	2,150.0	Fees and Expenses(6)	288.8
Series A Preferred(3)	750.0
Stock Consideration(4)	1,221.7
Other Equity Securities(5)	200.0

Total Sources	$12,387.4	Total Uses	$12,387.4

(1)	Represents estimated gross proceeds of one or more proposed offerings of our debt securities in aggregate principal amount of $4.4 billion, without deduction for underwriting discounts or commissions and other fees and expenses.
(2)	Represents estimated gross proceeds of this offering of the Depositary Shares and the concurrent offering, without deduction for the respective underwriting discounts and other fees and expenses, based upon the sale of 15 million Depositary Shares in this offering and 52.6 million shares of our common stock in the concurrent offering, and excluding any proceeds of the underwriters’ exercise of their respective options to purchase additional Depositary Shares and shares of our common stock.
(3)	Represents estimated gross proceeds of the issuance of our Series A Preferred to the Investor, without deduction for discounts and other fees and expenses. See “— Preferred Stock Purchase Agreement” above.
(4)	Represents a number of shares of our common stock based on the Exchange Ratio. See “— Pending Westar Merger” above.
(5)	Represents estimated gross proceeds of one or more proposed offerings of our other equity securities, without deduction for discounts and commissions and other fees and expenses.
(6)	Represents estimated fees and expenses, including underwriting discounts, commitment fees, legal, accounting and other fees and expenses associated with the completion of the Merger and the financing transactions.

GMO Missouri 2016 Rate Case Proceeding

As more fully discussed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, GMO filed an application in February 2016 with the MPSC requesting an increase to its retail revenues for recovery of increased transmission and property tax expenses as well as costs for infrastructure and system improvements. On September 20, 2016, GMO, MPSC staff and other parties to the case filed a Non-Unanimous Stipulation and Agreement to settle the case. The settlement agreement provides for a $3.0 million increase to retail revenues. The settlement agreement is pending MPSC approval. New rates are expected to be effective in December 2016.

THE OFFERING

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, the terms “us,” “we” and “our” refer to Great Plains Energy Incorporated and not to any of our subsidiaries.

Issuer	Great Plains Energy Incorporated, a Missouri corporation.

Securities Offered	15,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of the % Series B Mandatory Convertible Preferred Stock, without par value (the “Mandatory Convertible Preferred Stock”). Each Depositary Share entitles the holder of such Depositary Share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Liquidation Preference	$1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $50 per Depositary Share).

Public Offering Price	$50 per Depositary Share.

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase up to 2,250,000 additional Depositary Shares at the public offering price, less the underwriting discount.

Dividends	% of the liquidation preference of $1,000 for each share of Mandatory Convertible Preferred Stock per annum. Dividends will accumulate from the first original date of issuance and, to the extent permitted under Missouri law and declared by our board of directors or an authorized committee thereof, will be paid on March 15, June 15, September 15 and December 15 of each year in cash or, at our election (subject to certain limitations), by delivery of any combination of cash and shares of our common stock. Dividends that are declared will be payable on the dividend payment dates to holders of record on the first calendar day of the month in which such dividend payment date falls or such other date as fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 20 calendar days prior to such dividend payment date as described under “Description of Mandatory Convertible Preferred Stock — Dividends” (each, a “regular record date”).

The dividend payable on the first dividend payment date (December 15, 2016), if declared, is expected to be $        per share of Mandatory Convertible Preferred Stock (equivalent to $        per Depositary Share), and on each subsequent dividend payment date, if declared, will be $        per share of Mandatory Convertible Preferred Stock (equivalent to $        per Depositary Share).

Accumulated and unpaid dividends for any past dividend period will not bear interest. See “Description of Mandatory Convertible Preferred Stock — Dividends.”

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the average VWAP per share of our common stock (as defined under “Description of Mandatory Convertible Preferred Stock — Definitions”) over the five consecutive trading day period commencing on, and including, the seventh scheduled trading day prior to the applicable dividend payment date (the “dividend payment average price”). Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the dividend payment average price with respect to the dividend payment date falling on September 15, 2019, we will, to the extent permitted under Missouri law, pay such excess amount in cash, and any amounts not so paid will continue to be owed by us as accumulated and unpaid dividends.

The initial price equals $1,000 divided by the maximum conversion rate (as defined below), which is approximately equal to the per share public offering price of our common stock in the concurrent offering of $ .

Dividend Payment Dates	March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2016 and to, and including, the mandatory conversion date. If a dividend payment date falls on any day other than a business day, declared dividends for such dividend payment date will be payable on the first business day immediately following such dividend payment date.

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and the rights to distribution of assets upon our liquidation, dissolution or winding-up:

•

senior to all of our common stock and to each other class of capital stock or series of preference or preferred stock established after the issue date of the Mandatory Convertible Preferred Stock, the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon our liquidation, dissolution or winding-up;

•

equally with the Series A Preferred, if issued, and with any class of capital stock or series of preference or preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank equally with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon our liquidation, dissolution or winding-up, in each case without regard to whether dividends are cumulative or non-cumulative;

•

junior to each class of capital stock or series of preference or preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon our liquidation, dissolution or winding-up; and

•	junior to our and our subsidiaries’ existing and future indebtedness (including trade payables).

For information concerning the ranking of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock — Ranking.”

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights or rights to distribution of assets upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries.

Our total indebtedness as of June 30, 2016 was approximately $4.3 billion. As of June 30, 2016, on a pro forma basis to give effect to the Merger and the other events described under “Prospectus Supplement Summary — Summary Historical and Pro Forma Financial Information — Summary Unaudited Pro Forma Financial Information,” our total indebtedness would have been approximately $13.0 billion including approximately $0.4 billion of currently payable long-term debt, approximately $0.8 billion of short-term borrowings and approximately $11.8 billion of long-term debt and other long-term obligations. We have the ability to, and may incur, additional indebtedness in the future. See “Prospectus Supplement Summary — Summary Historical and Pro Forma Financial Information — Summary Unaudited Pro Forma Financial Information.”

Acquisition Termination Redemption	Within ten business days following the earlier of (a) the date on which the Merger is terminated or the date on which we determine in our reasonable judgment that the Merger will not occur and (b) 5:00 p.m. (New York City time) on November 30, 2017, if the Merger has not closed on or prior to such time on such date, we may, at our option, in our sole discretion, give notice of an acquisition termination redemption to all holders of the Mandatory Convertible Preferred Stock. If we provide such notice, then, on the acquisition termination redemption date (as defined herein), we will be required to redeem the shares of Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption price per share of Mandatory Convertible Preferred Stock equal to the acquisition termination make-whole amount described herein. If we redeem shares of the Mandatory Convertible Preferred Stock held by the bank depositary, the bank depositary will redeem, on the acquisition termination redemption date, the Depositary Shares at the Depositary Shares redemption price described herein. See “Description of Mandatory Convertible Preferred Stock — Acquisition Termination Redemption” and “Description of Depositary Shares — Redemption.”

Other than pursuant to the provisions described in this prospectus supplement, neither the shares of Mandatory Convertible Preferred Stock nor the Depositary Shares will be redeemable by us.

Mandatory Conversion Date	The third business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be September 15, 2019.

Mandatory Conversion	Unless previously converted as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder” or “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change” or redeemed as described under “Description of Mandatory Convertible Preferred Stock — Acquisition Termination Redemption,” on the mandatory conversion date, each then outstanding share of Mandatory Convertible Preferred Stock will automatically convert into a number of shares of our common stock equal to the conversion rate described below, and each Depositary Share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock. See “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Mandatory Conversion” and “Description of Depositary Shares — Conversion.”

If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to record holders as of the mandatory conversion date. If, prior to the mandatory conversion date, we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible

Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such accumulated dividends that have not been declared and paid (such amount, the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the dividend payment average price with respect to the dividend payment date falling on September 15, 2019. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the dividend payment average price with respect to the dividend payment date falling on September 15, 2019, we will, to the extent permitted under Missouri law, declare and pay such excess amount in cash.

Mandatory Conversion Rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than shares of our common stock and not less than shares of our common stock (the “maximum conversion rate” and “minimum conversion rate,” respectively) (and, correspondingly, the conversion rate per Depositary Share will be not more than shares of our common stock and not less than shares of our common stock), depending on the applicable market value (as defined below) of our common stock, subject to certain anti-dilution adjustments.

The “applicable market value” of our common stock is the average VWAP per share of our common stock for the final averaging period. The “final averaging period” is the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day prior to September 15, 2019.

The following table illustrates the conversion rate per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Conversion Rate Adjustments” in this prospectus supplement, based on the applicable market value of our common stock on the mandatory conversion date:

Applicable Market Value of Our Common Stock	Conversion Rate Per Share of Mandatory Convertible Preferred Stock
Equal to or greater than the threshold appreciation price	shares

Less than the threshold appreciation price but greater than the initial price	Between and shares, determined by dividing $1,000 by the applicable market value

Less than or equal to the initial price	shares

The following table illustrates the conversion rate per Depositary Share, subject to certain anti-dilution adjustments corresponding to those described under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Conversion Rate Adjustments” in this prospectus supplement:

Applicable Market Value of Our Common Stock	Conversion Rate Per Depositary Share
Equal to or greater than the threshold appreciation price	shares

Less than the threshold appreciation price but greater than the initial price	Between and shares, determined by dividing $50 by the applicable market value

Less than or equal to the initial price	shares

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, which quotient is equal to approximately $ .

Early Conversion at the Option of the Holder	Other than during a fundamental change conversion period (as defined below), and unless we have redeemed the Mandatory Convertible Preferred Stock, a holder of at least 20 Depositary Shares may, at any time prior to the mandatory conversion date, elect to cause the bank depositary to convert all or any portion of such holder’s shares of Mandatory Convertible Preferred Stock, on such holder’s behalf, into shares of our common stock at the minimum conversion rate as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder.” Because each Depositary Share represents a 1/20th fractional interest in a share of the Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares only in lots of 20 Depositary Shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods (including, for the avoidance of doubt, the dividend period ending on December 15, 2016) ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that converting holders receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such prior dividend periods, divided by the greater of the floor price and the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the cash amount of the accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will pay such excess amount in cash to the extent permitted under Missouri law.

Early Conversion at the Option of the Holder upon a Fundamental Change	Upon the occurrence of a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change”) prior to the mandatory conversion date, we will deliver or pay (as the case may be) to holders of at least 20 Depositary Shares who elect to cause the bank depositary to convert their shares of Mandatory Convertible Preferred Stock, on such holder’s behalf, during the period from, and including, the effective date of the fundamental change to, but excluding, the earlier of (A) the mandatory conversion date and (B) the date selected by us that is not less than 30 and not more than 60 calendar days after the effective date of such fundamental change (such period, the “fundamental change conversion period”), a number of shares of our common stock or, if the fundamental change also constitutes a reorganization event, units of exchange property (as defined under “Description of Mandatory Convertible Preferred Stock — Recapitalizations, Reclassifications and Changes of Our Common Stock”), determined using the applicable fundamental change conversion rate. The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price per share of our common stock paid or deemed paid in such fundamental change (the “stock price”).

Holders who so cause the bank depositary to convert their Mandatory Convertible Preferred Stock within the fundamental change conversion period will also receive a “fundamental change dividend make-whole amount,” in cash or in shares of our common stock or a combination thereof, equal to the present value (computed using a discount rate of     % per annum) of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock (excluding any accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date preceding the effective date of the fundamental change, as well as dividends accumulated from the dividend payment date immediately preceding the effective date of the fundamental change to the effective date of the fundamental change) from such effective date to, but excluding, the mandatory conversion date. Because each Depositary Share represents a 1/20th fractional interest in a share of the Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares upon a fundamental change only in lots of 20 Depositary Shares.

If we elect to satisfy the fundamental change dividend make-whole amount through the delivery of shares of our common stock in lieu of paying cash, the number of shares of our common stock that we will deliver will equal (x) the fundamental change dividend make-whole amount, divided by (y) the greater of (i) the floor price and (ii) 97% of the stock price.

In addition, to the extent that, as of the effective date of the fundamental change, we have not declared any or all of the accumulated dividends on the Mandatory Convertible Preferred Stock as of such effective date (including accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date preceding the effective date of the fundamental change, as well as dividends accumulated from the dividend payment date immediately preceding the effective date of the fundamental change to the effective date of the fundamental change, the “accumulated dividend amount”), upon conversion, we will pay or deliver, as the case may be, such accumulated dividend amount in cash (to the extent permitted under Missouri law) or shares of our common stock, or any combination thereof at our election, to holders who so cause the bank depositary to convert Mandatory Convertible Preferred Stock within the fundamental change conversion period. If we elect to satisfy the accumulated dividend amount through the delivery of shares of our common stock in lieu of paying cash, the number of shares of our common stock that we will deliver will equal (x) the accumulated dividend amount divided by (y) the greater of (i) the floor price and (ii) 97% of the stock price.

If we elect to deliver shares of our common stock in respect of all or any portion of the fundamental change dividend make-whole amount or accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or, in either case, any portion thereof that would be payable in shares of our common stock (without giving effect to the floor price) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the stock price, we will, to the extent permitted under Missouri law, declare and pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the fundamental change dividend make-whole amount or the accumulated dividend amount (in each case, whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Missouri law, the fundamental change conversion rate will instead be increased by a number of shares of our common stock equal to the cash amount of the aggregate unpaid and undelivered fundamental change dividend make-whole amount and accumulated dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered fundamental change dividend make-whole amount and accumulated dividend amount exceeds the product of such number of additional shares and 97% of the stock price, we will not have any obligation to pay the shortfall in cash.

Conversion Rate Adjustments	Each of the minimum conversion rate, the maximum conversion rate, the initial price, the threshold appreciation price, the floor price, the applicable market value, the fundamental change conversion rate and the stock price for purposes of a fundamental change, among other terms (and, as applicable, corresponding terms of the Depositary Shares), will be adjusted upon the occurrence of certain events and transactions. See “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Conversion Rate Adjustments.”

Voting Rights	Except as required by law or our Articles of Incorporation, as amended (our “Articles of Incorporation”), which will include the Certificate of Designations (as defined under “Description of Mandatory Convertible Preferred Stock”) for the Mandatory Convertible Preferred Stock, the Mandatory Convertible Preferred Stock will have no voting rights.

Whenever, at any time or times, dividends payable on the shares of the Mandatory Convertible Preferred Stock have not been paid for an aggregate of six or more dividend periods (including, for the avoidance of doubt, the dividend period ending on December 15, 2016), whether or not consecutive, the holders of the Mandatory Convertible Preferred Stock will have the right (voting separately as a class with holders of shares of all other parity stock upon which like voting rights have been conferred and are exercisable (voting in proportion to their respective liquidation preferences)) to elect two directors to our board of directors at the next annual meeting or special meeting of our stockholders and at each subsequent annual meeting of our stockholders until all accumulated and unpaid dividends (which may be satisfied through the delivery of shares of common stock) have been paid in full.

The affirmative consent of holders of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock will be required for certain matters which may impact the Mandatory Convertible Preferred Stock. For more information about voting rights, see “Description of Mandatory Convertible Preferred Stock — Voting Rights” and “Description of

Depositary Shares — Voting the Mandatory Convertible Preferred Stock.”

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated expenses of the offering, are expected to be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional Depositary Shares). In addition, we expect to receive net proceeds, after deducting the underwriting discount and estimated expenses from the concurrent offering, of approximately $ million (or approximately $ million if the underwriters of that offering exercise in full their option to purchase additional shares of common stock).

We intend to use the net proceeds from both of these offerings to finance a portion of the Cash Consideration for the Merger. See “ — Recent Developments — Pending Westar Merger.” Pending any specific application, we may use a portion of the net proceeds to repay short-term indebtedness associated with transaction expenses related to the Merger, deposit proceeds in our Federal Energy Regulatory Commission (“FERC”)-approved money pool and invest in short-term marketable securities. See “Use of Proceeds.”

Neither this offering nor the concurrent offering is conditioned on the consummation of the Merger, and there can be no assurance that the Merger will be consummated on the terms described herein or at all. If the Merger is not consummated, we intend to use the net proceeds of this offering and the net proceeds of the concurrent offering, net of certain fees and expenses and net of the aggregate redemption amount paid in cash if we choose to exercise our acquisition termination option to redeem all of the Mandatory Convertible Preferred Stock and thereby all of the Depositary Shares offered hereby, pay fees due under the Merger Agreement, if any, and for general corporate purposes, which may include debt repayment or capital expenditures.

U.S. Federal Income Tax Considerations	The U.S. federal income tax considerations of the purchase, ownership and disposition of the Depositary Shares and any common stock received upon their conversion are described in “Material U.S. Federal Income Tax Considerations.” Prospective investors are urged to consult their tax advisors regarding the tax considerations of the purchase, ownership and disposition of the Depositary Shares and any common stock received upon their conversion in light of their personal investment circumstances.

Book-entry, Settlement and Clearance

Initially, the Depositary Shares will be represented by one or more permanent global certificates in definitive, fully registered form deposited with the bank depositary or custodian for, and registered in the name of, a nominee of DTC. See “Description of Depositary

Shares — Book-entry, Settlement and Clearance.” Beneficial interests in the permanent global certificates will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Listing	We intend to apply to list the Depositary Shares on the NYSE under the symbol “GXPPRB.” If the application is approved, we expect trading to commence within 30 days of the first original issuance date of the Depositary Shares.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the NYSE under the symbol “GXP.”

Concurrent Offering	Concurrently with this offering, we are offering, by means of a separate prospectus supplement, up to 52,600,000 shares of our common stock, plus up to an additional 7,890,000 shares of our common stock that the underwriters of such offering have the option to purchase from us, in each case, at a public offering price of $ per share of our common stock.

Bank Depositary	Computershare Trust Company, N.A. is the bank depositary for the Depositary Shares.

Transfer Agent and Registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the Mandatory Convertible Preferred Stock and our common stock.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Depositary Shares.

Immediately after the consummation of the concurrent offering, we will have 207,395,018 shares of our common stock outstanding, based on 154,795,018 shares of our common stock outstanding as of September 26, 2016 and assuming that the underwriters of the concurrent offering do not exercise their option to purchase additional shares of our common stock. If the underwriters of the concurrent offering exercise in full their option to purchase additional shares, we will issue and sell an additional 7,890,000 shares. The number of shares of our common stock to be outstanding after this offering excludes (i) 1,377,305 shares issuable upon the conversion of deferred share units and the settlement of performance share awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals as of September 26, 2016), (ii) up to 26,176,950 shares initially issuable upon conversion of our Series A Preferred and (iii) up to              shares issuable upon conversion of our Mandatory Convertible Preferred Stock represented by the Depositary Shares to be issued and sold in this offering (or up to              shares issuable upon conversion of our Mandatory Convertible Preferred Stock if the underwriters exercise in full their option to purchase additional Depositary Shares), in each case, subject to anti-dilution, make-whole and other adjustments. See “ — Recent Developments — Pending Westar Merger” and “Concurrent Offering of Common Stock.”

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional Depositary Shares is not exercised in this offering and the underwriters in the concurrent offering do not exercise their option to purchase additional shares of our common stock in the concurrent offering.

Summary Historical and Pro Forma Financial Information

Summary Historical Financial Information

The following summary historical financial information for the years ended December 31, 2013 through December 31, 2015 have been derived from our audited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical financial information for the six months ended June 30, 2016 and June 30, 2015 have been derived from our unaudited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The information set forth below is qualified in its entirety by reference to, and therefore, should be read together with, the relevant management’s discussion and analysis of financial condition and results of operations, financial statements and related notes and our other financial information incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(in millions, except per share data)
Income Statement Data:
Operating revenues	$1,242.9	$1,158.1	$2,502.2	$2,568.2	$2,446.3
Operating expenses	970.7	968.1	1,972.1	2,033.7	1,877.1

Operating income	$272.2	$190.0	$530.1	$534.5	$569.2

Income before income tax expense and income (loss) from equity investments	$85.8	$93.6	$334.5	$358.5	$379.6
Income (loss) from equity investments, net of income taxes	1.4	0.7	1.2	—	(0.2)

Net income	$58.4	$63.3	$213.0	$242.8	$250.2

Per Share Data:
Average number of basic common shares outstanding	154.5	154.1	154.2	153.9	153.5
Average number of diluted common shares outstanding	154.9	154.5	154.8	154.1	153.7
Basic and diluted earnings per common share	$0.37	$0.40	$1.37	$1.57	$1.62

Cash Flow Data:
Cash flows from operating activities	$296.6	$216.7	$753.1	$698.2	$776.8
Cash flows from investing activities	(342.0)	(396.6)	(734.4)	(779.8)	(705.8)
Cash flows from financing activities	41.3	179.1	(20.4)	84.0	(69.7)

Other Financial Data:
Depreciation and amortization	$170.5	$163.3	$330.4	$306.0	$289.7
Amortization of:
Nuclear fuel	16.7	10.0	26.8	26.1	22.8
Other	27.9	23.6	47.7	46.1	57.5
Utility capital expenditures	302.4	366.8	677.1	773.7	669.0

Summary Unaudited Pro Forma Financial Information

The following summary pro forma condensed combined financial information gives effect to the Merger, Great Plains Energy’s expected equity and debt issuances to finance a portion of the Cash Consideration for the Merger (collectively referred to in this section as the “transactions”). The summary pro forma income statement data for the six months ended June 30, 2016 and for the year ended December 31, 2015 give effect to the transactions as if they occurred on January 1, 2015. The summary pro forma balance sheet data as of June 30, 2016 gives effect to the transactions as if they occurred on June 30, 2016. Great Plains Energy has obtained committed financing in the form of the Bridge Facility. However, Great Plains Energy has prepared its pro forma financial statements assuming the Cash Consideration for the Merger will be financed through its expected issuances of equity and debt based on applicable market conditions, and as a result, these pro forma financial statements assume that Great Plains Energy will not borrow any amounts under the Bridge Facility. Any borrowings under the Bridge Facility would be classified as short-term debt in current liabilities.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Great Plains Energy and Westar. As such, the impact from Merger-related expenses is not included in the accompanying pro forma statements of income. However, the impact of these expenses is reflected in the pro forma balance sheet as an increase to other current liabilities.

Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial statements incorporated by reference in this prospectus supplement, which should be read in connection with the summary unaudited pro forma financial information set forth below. Because the unaudited pro forma condensed combined financial statements have been prepared in advance of the completion of the Merger, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of the closing of the Merger.

The summary unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2015, for statements of income purposes, and on June 30, 2016, for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed under “Risk Factors” beginning on page S-26 of this prospectus supplement and the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived this summary unaudited pro forma condensed combined financial information from the unaudited pro forma condensed combined financial information and related notes contained in our Current Report on Form 8-K filed with the SEC on September 27, 2016, which is incorporated by reference in this prospectus supplement.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(in millions, except per share data)
Pro Forma Condensed Combined Statement of Income Data:
Operating revenues	$2,432	$4,958
Income from continuing operations	$230	$432
Net income	$230	$432
Earnings available for common shareholders	$165	$306
Basic earnings per share of common stock	$0.67	$1.24
Diluted earnings per share of common stock	$0.67	$1.24

As of June 30, 2016
(in millions)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$72
Total assets	$27,232
Long-term debt(1)	$12,266
Total liabilities	$19,412
Total shareholders’ equity	$7,801
Noncontrolling interests	$20
Total equity	$7,820

(1)	Includes current portions of long-term debt and long-term debt of variable interest entities.

RISK FACTORS

An investment in our common stock is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the Depositary Shares. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Cautionary Statements Regarding Certain Forward-Looking Information” in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including risk factors relating to the Merger discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference. As used in this section, “we,” “our,” “us” and the “Company” refer to Great Plains Energy Incorporated and not to any of its subsidiaries.

Risks Related to the Depositary Shares, the Mandatory Convertible Preferred Stock, Our Common Stock and This Offering

You are making an investment decision in the Depositary Shares as well as in the Mandatory Convertible Preferred Stock.

As described in this prospectus supplement, you are investing in Depositary Shares that represent fractional interests in the Mandatory Convertible Preferred Stock. The bank depositary will rely solely on the dividend payments and other distributions on the Mandatory Convertible Preferred Stock it receives from us to fund all dividend payments and other distributions on the Depositary Shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Depositary Shares and the mandatory conversion date.

The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock (and the corresponding mandatory conversion of the Depositary Shares) is not fixed but instead will depend on the applicable market value of our common stock, which is the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day prior to September 15, 2019. The aggregate market value of our common stock that you would receive upon mandatory conversion of the Mandatory Convertible Preferred Stock may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock represented by your Depositary Shares. Specifically, if the applicable market value of our common stock is less than the initial price of approximately $        , the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference per share of Mandatory Convertible Preferred Stock (and, accordingly, the market value of our common stock that you would receive upon mandatory conversion of each Depositary Share would be less than the $50 liquidation preference per Depositary Share), and an investment in the Depositary Shares would result in a loss, assuming that the market value on the mandatory conversion date is the same as the applicable market value of our common stock. Therefore, you will bear the risk of a decline in the market price of our common stock, which decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Depositary Shares is less than that provided by a direct investment in our common stock.

The market value of each share of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock (and the corresponding mandatory conversion of the Depositary Shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of the Mandatory Convertible Preferred Stock (and the corresponding liquidation preference of $50 per Depositary Share) if the applicable market value of our common stock exceeds the threshold appreciation price of approximately $        . The threshold appreciation price represents an appreciation of approximately     % over

the initial price. In this event, on the mandatory conversion date, you would receive approximately     % (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement, assuming that the market value on the mandatory conversion date is the same as the applicable market value of our common stock. This means that the opportunity for equity appreciation provided by an investment in the Depositary Shares (and the underlying Mandatory Convertible Preferred Stock) is less than that provided by a direct investment in our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of our common stock that you would receive upon mandatory conversion of the Mandatory Convertible Preferred Stock will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the corresponding mandatory conversion of the Depositary Shares will only be equal to the aggregate liquidation preference of the Depositary Shares), assuming that the market value on the mandatory conversion date is the same as the applicable market value of our common stock, and you will not realize any equity appreciation on our common stock.

The adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you.

If a fundamental change (as defined in “Description of Mandatory Convertible Preferred Stock —Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change”) occurs on or prior to the mandatory conversion date, a holder of 20 Depositary Shares will be entitled to cause the bank depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, during the fundamental change conversion period at the fundamental change conversion rate (in each case, as defined in “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change”). The fundamental change conversion rate represents an adjustment to the conversion rate otherwise applicable unless the share price is less than $        or above $             (in each case, subject to adjustment). In addition, with respect to Mandatory Convertible Preferred Stock converted during the fundamental change conversion period, you will also receive, among other consideration, a fundamental change dividend make-whole amount. Although this adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount are designed to compensate you for the lost option value of the Depositary Shares and lost dividends as a result of a fundamental change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or shares of our common stock or any combination thereof) could be considered a penalty under state law, in which case your ability to enforce such adjustments would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Depositary Shares or our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock and the Depositary Shares.

The number of shares of our common stock that you are entitled to receive upon conversion of your Depositary Shares representing shares of Mandatory Convertible Preferred Stock is subject to adjustment for stock splits and combinations, dividends and certain other transactions. See “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Conversion Rate Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as third-party tender offers, employee and director equity grants or offerings of our common stock or securities convertible into shares of our common stock for cash or in connection with acquisitions, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Depositary Shares. In addition, the terms of the Mandatory

Convertible Preferred Stock and the Depositary Shares do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the Mandatory Convertible Preferred Stock or the Depositary Shares in engaging in any such offering or transaction.

You will not have any right to require us to redeem the Mandatory Convertible Preferred Stock and, in turn, cause the redemption of the Depositary Shares in the event that an acquisition termination event occurs or the Merger is not completed by November 30, 2017.

You will not have any rights to require us to redeem the Mandatory Convertible Preferred Stock and, in turn, cause the redemption of the Depositary Shares if an acquisition termination event occurs or the Merger is not completed by 5:00 p.m. (New York City time) on November 30, 2017. Further, you will not have any right to require us to redeem the Mandatory Convertible Preferred Stock and, in turn, cause the redemption of the Depositary Shares if, subsequent to the completion of this offering, we or Westar experience any changes in our business or financial condition or if the terms of the Merger or the financing thereof change. Even if we redeem the Mandatory Convertible Preferred Stock (and, accordingly, the bank depositary redeems the Depositary Shares), you may not obtain your expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

The Mandatory Convertible Preferred Stock is, and, accordingly, the Depositary Shares are, subject to redemption at our option upon the occurrence of an acquisition termination event or if the Merger is not completed on or prior to 5:00 p.m. (New York City time) on November 30, 2017.

Within ten business days following the earlier of (a) the date on which the Merger is terminated or the date on which we determine in our reasonable judgment that the Merger will not occur and (b) 5:00 p.m. (New York City time) on November 30, 2017, if the Merger has not closed on or prior to such time on such date, we may, at our option, in our sole discretion, give notice of an acquisition termination redemption to all holders of the Mandatory Convertible Preferred Stock. If we provide such notice, then, on the acquisition termination redemption date (as defined herein), we will be required to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption price equal to $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $50 per Depositary Share) plus accumulated and unpaid dividends to the date of redemption or, in certain circumstances, at an early redemption price that includes a make-whole adjustment. If we redeem shares of the Mandatory Convertible Preferred Stock held by the bank depositary, the bank depositary will redeem, on the acquisition termination redemption date, the Depositary Shares, as described under “Description of Depositary Shares — Redemption.” Although the Depositary Shares redemption price is designed to compensate you for the lost option value of your Depositary Shares and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

The proceeds of this offering will not be deposited into an escrow account in favor of holders of Mandatory Convertible Preferred Stock or Depositary Shares pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock and the Depositary Shares. Our ability to pay the acquisition termination make-whole amount to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption (and, accordingly, the bank depositary’s ability to pay the Depositary Shares redemption price to holders of the Depositary Shares) may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock (and, accordingly, Depositary Shares) following our election to redeem the Mandatory Convertible Preferred Stock.

Recent regulatory actions may adversely affect the trading price and liquidity of the Depositary Shares.

Investors in, and potential purchasers of, the Depositary Shares who employ, or seek to employ, a convertible arbitrage strategy with respect to the Depositary Shares may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Depositary Shares to conduct a convertible arbitrage strategy with respect to the Depositary Shares. This could, in turn, adversely affect the trading price and liquidity of the Depositary Shares.

The concurrent offering of our common stock, and the possibility of the sale of our common stock in the future, could lower the market price for our common stock and adversely impact the trading price of the Depositary Shares.

Concurrently with this offering, we are offering up to 52,600,000 shares of our common stock, plus up to 7,890,000 additional shares of our common stock if the underwriters in that offering exercise in full their option to purchase additional shares of our common stock. This offering is not conditioned on the closing of the concurrent offering, and the concurrent offering is not conditioned on the closing of this offering. In addition, in the future, we may issue additional securities to raise capital. We may also acquire interests in other companies by using a combination of cash and common stock or just common stock. We may also issue securities convertible into our common stock. Additionally, in connection with the Merger, up to approximately 45 million shares of our common stock will be issued to the Westar shareholders. Any of these events may dilute your ownership interest in the Company and have an adverse impact on the price of our common stock and, in turn, the Depositary Shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the Mandatory Convertible Preferred Stock and the Series A Preferred (if issued). We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of our common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Depositary Shares and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

You will have no rights with respect to our common stock until your Depositary Shares are converted, but you may be adversely affected by certain changes made with respect to our common stock.

As a holder of Mandatory Convertible Preferred Stock and/or Depositary Shares, you will have no rights with respect to our common stock, including voting rights, rights to participate in common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of your Depositary Shares, but your investment in the Depositary Shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Articles of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes resulting in the powers, preferences or rights of our common stock. See “Description of Common Stock” in the accompanying prospectus for further discussion of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the bank depositary to exercise voting rights with respect to our Mandatory Convertible Preferred Stock.

You will have no voting rights except (i) with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, (ii) in the case of certain dividend arrearages, (iii) in certain other limited circumstances and (iv) as specifically required by Missouri law. You will have no right to vote for any members of our board of directors, except upon certain dividend arrearages.

Whenever, at any time or times, dividends payable on any shares of the Mandatory Convertible Preferred Stock have not been paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period ending on December 15, 2016), whether or not for consecutive dividend periods, the holders of shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred or preference stock ranking equally with the Mandatory Convertible Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding-up and having similar voting rights, will be entitled to elect a total of two members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Stock — Voting Rights.”

In certain circumstances where the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock are adversely affected thereby, holders of shares of the Mandatory Convertible Preferred Stock will have the right to vote with respect to amendments to our Articles of Incorporation or in connection with reclassifications, mergers or consolidation transactions. See “Description of Mandatory Convertible Preferred Stock — Voting Rights.”

Holders of Depositary Shares must act through the bank depositary to exercise any voting rights in respect of the Mandatory Convertible Preferred Stock. See “Description of Depositary Shares — Voting the Mandatory Convertible Preferred Stock.”

Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares) may be limited.

Our declaration and payment of dividends on the Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares) in the future will be determined by our board of directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity and other factors. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be restricted by the terms of financing arrangements that we enter into in the future. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock, we may be unable to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares) unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under Missouri law, our board of directors may only declare and pay dividends on shares of our capital stock at a time when our net assets are not less than (or such dividend payment would not reduce our net assets below) our “stated capital” (which is the sum of the par value of all shares then issued having a par value, plus the consideration received by us for all shares then issued without par value (except as may have been allocated otherwise than to stated capital in a manner permitted by law), plus such other amounts as may have been transferred to our stated capital amount less such formal reductions from said sum as may have been effected in a manner permitted by Missouri law). Further, even if we are permitted under our contractual obligations and Missouri law to declare and pay cash dividends on the shares of Mandatory Convertible Preferred Stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares).

If upon (i) mandatory conversion, (ii) an early conversion at the option of a holder or (iii) an early conversion upon a fundamental change, we have not declared all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Stock for specified periods, converting holders will receive an additional number of shares of our common stock having a market value generally equal to the amount of such undeclared, accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Mandatory Conversion,” “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change,” respectively. In the case of mandatory conversion, early conversion at the option of the holder or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate are reached, we will pay the shortfall in cash to the extent permitted under Missouri law.

You may be subject to U.S. federal income or withholding tax with respect to deemed dividends on the Depositary Shares even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares is subject to adjustment in certain circumstances. See “Description of Mandatory Convertible Preferred Stock — Conversion

Rights — Conversion Rate Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable distribution without the receipt of any cash. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock and the Depositary Shares that are paid in our common stock, and any such distribution would be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, you, as a holder of Depositary Shares, may be subject to U.S. federal income tax even though you have received no cash, thus giving rise to an out-of-pocket expense. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), you may be subject to U.S. federal withholding taxes in connection with such a deemed distribution or distribution payable in shares of our common stock. If a broker or other applicable withholding agent pays any withholding taxes on behalf of a non-U.S. holder as a result of a deemed distribution, such withholding agent may set off such payments against cash payments and other distributions otherwise deliverable to the non-U.S. holder (or other assets of the non-U.S. holder held by such withholding agent). See “Material U.S. Federal Income Tax Considerations” for a further discussion of U.S. federal income tax considerations with respect to the Mandatory Convertible Preferred Stock and the Depositary Shares. In addition, the Department of the Treasury and the Internal Revenue Service recently published proposed Treasury regulations that, if finalized, may affect holders deemed to receive such a distribution. You should consult your tax advisors regarding the effect, if any, of the proposed Treasury regulations in your particular circumstances.

We have not determined whether we are a U.S. real property holding corporation.

We have not determined whether we are a U.S. real property holding corporation (“USRPHC”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”). We can give no assurance that we are not or will not become one in the future. If we are or become a USRPHC, so long as the Depositary Shares (which represent Mandatory Convertible Preferred Stock) or our common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of such regularly traded stock (including, in certain circumstances, gain realized upon the conversion of Mandatory Convertible Preferred Stock) only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% of such class of stock. Although not free from doubt, we anticipate that the Depositary Shares (which represent Mandatory Convertible Preferred Stock) will be “regularly traded on an established securities market.” However, if our Mandatory Convertible Preferred Stock is not treated as so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a “United States real property interest,” or “USRPI,” if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. holder has not, at the time such non-U.S. holder acquires the Mandatory Convertible Preferred Stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly, held Mandatory Convertible Preferred Stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. We believe that our common stock is and anticipate it will continue to be “regularly traded” on an established securities market. If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of the Depositary Shares, Mandatory Convertible Preferred Stock or our common stock, generally would be required to file a U.S. federal income tax return and (and, if the relevant securities were not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Also, distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 15% under FIRPTA if we are considered a USRPHC and our stock is not “regularly traded” on an established securities market. See “Material U.S. Federal Income Tax Considerations – Tax Consequences Applicable to Non-U.S. Holders.” Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.

Certain rights of the holders of the Mandatory Convertible Preferred Stock, the Depositary Shares and the Series A Preferred (if issued) and certain contractual and statutory provisions could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Depositary Shares to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock, the Depositary Shares and the Series A Preferred, if issued, could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to the mandatory conversion date, holders of the Depositary Shares and holders of the Series A Preferred, if issued, may have the right to cause the conversion of their Depositary Shares (and, in turn, the Mandatory Convertible Preferred Stock) or convert their Series A Preferred, respectively, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on the Mandatory Convertible Preferred Stock represented by the Depositary Shares or the Series A Preferred so converted, as the case may be. See “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change” with respect to the Mandatory Convertible Preferred Stock. These features of the Depositary Shares and the Mandatory Convertible Preferred Stock and of the Series A Preferred, if issued, could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, provisions of Missouri law and our Articles of Incorporation could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. See “Description of Common Stock” in the accompanying prospectus.

An active trading market for the Depositary Shares does not exist and may not develop.

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to have the Depositary Shares listed on the NYSE under the symbol “GXPPRB,” and if the application is approved, we expect trading to commence within 30 days of the first original issuance date of the Depositary Shares. Even if the Depositary Shares are approved for listing on the NYSE, such listing does not guarantee that a trading market for the Depositary Shares will develop or, if a trading market for the Depositary Shares does develop, the depth or liquidity of that market or the ability of the holders to sell the Depositary Shares or to sell the Depositary Shares at a favorable price.

The trading price of our common stock will directly affect the trading price of the Depositary Shares.

The trading price of the Depositary Shares will be directly affected by, among other things, the trading price of our common stock. It is impossible to predict whether the price of our common stock will rise or fall. Our operating results, prospects and economic, financial, political and other factors will affect trading prices of our common stock and the Depositary Shares, as will future issuances of our common stock. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after this offering of the Depositary Shares or the perception that such sales could occur. See “— The price of the Depositary Shares and our common stock may be volatile. This volatility may affect the price at which you could sell the Depositary Shares or our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.”

Additionally, fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Depositary Shares and the common stock underlying the Mandatory Convertible Preferred Stock represented by the Depositary Shares. In addition, the issuance of the Depositary Shares and the Series A Preferred, if issued, may result in hedging activity by holders of the Depositary Shares and the Series A Preferred that view such Depositary Shares or Series A Preferred, as the case may be, as a more attractive means of equity participation in us than a direct investment in our common stock. This arbitrage and hedging could, in turn, negatively affect the trading prices of the Depositary Shares and our common stock.

The Series A Preferred (if issued) will rank on a parity with the Mandatory Convertible Preferred Stock represented by the Depositary Shares as to dividend payments and liquidation preference, and we may issue additional series of preferred or preference stock that rank on a parity with the Mandatory Convertible Preferred Stock as to dividend payments and liquidation preference and that vote with the Mandatory Convertible Preferred Stock on matters relating to preferred directors, which may negatively affect your investment.

Without giving effect to the shares of Mandatory Convertible Preferred Stock represented by the Depositary Shares that we are offering hereby or to the shares of Series A Preferred that we expect to issue privately in connection with the Merger, we have the authority under our Articles of Incorporation to issue 11,000,000 shares of preference stock, without par value. Our Articles of Incorporation do not prohibit us from issuing additional series of preferred or preference stock that would rank on a parity with the Mandatory Convertible Preferred Stock and the Series A Preferred as to dividends and the distribution of assets upon liquidation, dissolution or winding up and that would vote together with the Mandatory Convertible Preferred Stock as to matters relating to preferred directors, as described under “Description of Mandatory Convertible Preferred Stock — Voting Rights — Preferred Directors.” The planned issuance of the Series A Preferred in connection with the Merger, and the issuance of any additional series of preferred or preference stock, could have the effect of reducing the amounts available to the holders of the Mandatory Convertible Preferred Stock (and, accordingly, to holders of the Depositary Shares) in the event of our liquidation. If we do not have sufficient funds to pay dividends on the outstanding Mandatory Convertible Preferred Stock, the Series A Preferred, if issued, and such other series of preferred or preference stock, it would also reduce amounts available to the holders of the Mandatory Convertible Preferred Stock (and, accordingly, to holders of the Depositary Shares) for the payment of dividends. The interests of the holders of any other series of preferred or preference stock that we issue may be different from the interests of the holders of the Mandatory Convertible Preferred Stock.

The Depositary Shares and the Series A Preferred, if issued, may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Depositary Shares and the Series A Preferred, if issued. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock represented by the Depositary Shares or of the Series A Preferred, if issued;

•

possible sales of our common stock by investors who view the Depositary Shares and the Series A Preferred, if issued, as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Depositary Shares, the Series A Preferred, if issued, and our common stock.

Our shares of common stock will rank junior to the Mandatory Convertible Preferred Stock represented by the Depositary Shares and both equity securities will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock represented by the Depositary Shares and our common stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the Mandatory Convertible Preferred Stock, the Series A Preferred, if issued, and our common stock then outstanding. Additionally, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Mandatory Convertible Preferred Stock and of the Series A Preferred, if issued, a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends. We have a significant amount of indebtedness, which amounted to approximately $4.3 billion at June 30, 2016. We expect to incur additional indebtedness to fund the Merger and to issue the Series A Preferred in connection with the closing of the Merger. As of June 30, 2016, on a pro forma basis to give effect to the Merger and the other events described under “Prospectus Supplement Summary — Summary Historical and Pro Forma Financial Information — Summary Unaudited Pro Forma Financial Information,” our total indebtedness would have been approximately $13.0 billion including approximately $0.4 billion of currently payable long-term debt, approximately $0.8 billion of short-term borrowings and approximately $11.8 billion of long-term debt and other long-term obligations.

Certain provisions of the General and Business Corporation Law of Missouri, our Articles of Incorporation and our Bylaws may delay, hinder or prevent a change of control in us, which could have an adverse effect on the market price of our common stock and the Depositary Shares.

Provisions of the General and Business Corporation Law of Missouri and our Articles of Incorporation and Bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. These provisions may also make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt of us that is opposed by our management or our board of directors. Stockholders who might desire to participate in those types of transactions may not have an opportunity to do so, even if the transaction is favorable to the stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management or our board of directors and, as a result, may adversely affect the market price of our common stock and the Depositary Shares and the ability of stockholders to realize any potential change of control premium.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to distribute cash to us, as well as other factors that our board of directors may consider.

The price of the Depositary Shares and our common stock may be volatile. This volatility may affect the price at which you could sell the Depositary Shares or our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has historically experienced, and may continue to experience, volatility. This volatility may affect the price at which you could sell the Depositary Shares or our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of the Depositary Shares or our common stock. Our stock price may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors discussed in the documents incorporated by reference herein; variations in our quarterly operating results from our securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

In addition, the sale or availability for sale of substantial amounts of our common stock could adversely impact its price. We have agreed to issue our Series A Preferred, subject to certain conditions, which is expected to be issued upon the consummation of the Merger and will be mandatorily convertible into an aggregate of up to 26,176,950 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, which will cause our existing shareholders’ ownership to be diluted. Also, concurrently with this offering, we are offering, by means of a separate prospectus supplement, 52,600,000 shares of our common stock (or 60,490,000 shares if the underwriters of that offering exercise in full their option to purchase additional shares). The shares of our common stock will also cause our existing shareholders’ ownership to be diluted. See “Prospectus Supplement Summary — Recent Developments — Pending Westar Merger” and “Concurrent Offering of Common Stock.”

As of September 26, 2016, we had outstanding approximately 154,795,018 shares of our common stock. We also had outstanding approximately 625,100 performance shares as of September 26, 2016, under which up to 1,250,200 shares of common stock could be issued, depending upon achievement of specified goals, and approximately 127,105 director deferred share units.

We expect that we will need to raise additional capital, and raising additional funds by issuing additional equity securities or with additional debt financing may cause dilution to existing stockholders or restrict our operations.

We expect that we will need to raise additional capital in the future, including the additional equity and debt securities planned to finance the Merger. See “— Recent Developments — Sources and Uses.” We may raise additional funds through public or private equity or debt offerings or other financings. Additional issuance of equity securities, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, could dilute the value of shares of our common stock and cause the market price of our common stock to decline, including by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of our Series A Preferred and the Mandatory Convertible Preferred Stock;

•	possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the Depositary Shares and our common stock.

Any new debt financing we enter into may involve covenants that restrict our operations more than our current outstanding debt and credit facilities. These restrictive covenants could include limitations on additional borrowings, specific restrictions on the use of our assets as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from our subsidiaries, redeem our stock or make investments. These factors could hinder our access to capital markets and limit or delay our ability to carry out our capital expenditure program.

USE OF PROCEEDS

We estimate that we will receive net proceeds from our sale of the Depositary Shares in this offering, after deducting the underwriting discount and estimated offering expenses, to be approximately $            (or approximately $        if the underwriters of this offering exercise in full their option to purchase additional Depositary Shares).

In addition, we expect to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $        million from the concurrent offering (or approximately $        if the underwriters of that offering exercise in full their option to purchase additional shares of common stock).

We intend to use the net proceeds from both of these offerings to finance a portion of the Cash Consideration for the Merger. See “Prospectus Supplement Summary — Recent Developments — Pending Westar Merger” and “— Sources and Uses.” Pending any specific application, we may use a portion of the net proceeds to repay short-term indebtedness associated with transaction expenses related to the Merger, deposit proceeds in our FERC-approved money pool and invest in short-term marketable securities. As of September 26, 2016, our outstanding short-term indebtedness, including current maturities of long-term debt, was approximately $853.6 million with a weighted average interest rate of approximately 3.25%.

This offering of the Depositary Shares is not contingent upon the concurrent offering, and the concurrent offering is not contingent upon the offering of the Depositary Shares hereunder. Neither this offering nor the concurrent offering is conditioned on the consummation of the Merger, and there can be no assurance that the Merger will be consummated on the terms described herein or at all. If the Merger is not consummated, we intend to use the net proceeds of this offering and the net proceeds of the concurrent offering, net of certain fees and expenses and net of the aggregate redemption amount paid in cash if we choose to exercise our acquisition termination option to redeem all of the Mandatory Convertible Preferred Stock and thereby all of the Depositary Shares offered hereby, pay fees under the Merger Agreement, if any, and for general corporate purposes, which may include debt repayment or capital expenditures.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our consolidated capitalization and short-term debt as of June 30, 2016:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale of both the Depositary Shares offered hereby and our common stock in the concurrent offering (assuming, in each case, the underwriters’ option to purchase additional shares is not exercised) and, in each case, the application of the gross proceeds as described under “Use of Proceeds” above; and

•

as further adjusted to give effect to the issuance and sale of other planned equity and debt securities, including our Series A Preferred, to finance a portion of the Merger as described under “Prospectus Supplement Summary — Recent Developments — Sources and Uses” above.

Because the closing of this offering of the Depositary Shares is not contingent upon the closing of the concurrent offering or the completion of the Merger, you should not assume that the sale of our common stock, as reflected in the second column below, or the other Merger-related financings, as reflected in the third column below, will take place. See “Concurrent Offering of Common Stock” in this prospectus supplement. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	June 30, 2016
	Actual	As Adjusted for the Common Stock and Depositary Shares Offerings	As Further Adjusted for the Other Merger- Related Financings
	(in millions)
Short-term debt (includes current maturities)	$839.2	$839.2	$839.2

Long-term debt:
Total consolidated KCP&L long-term debt	$2,580.4	$2,580.4	$2,580.4
Total consolidated GMO long-term debt	446.6	446.6	446.6
Total Great Plains Energy long-term debt	737.5	737.5	5,152.5
Unamortized discount and premium, net and debt issuance costs	(18.4)	(18.4)	(49.0)

Total debt	$3,746.1	$3,746.1	$8,130.5
Less current debt	(251.1)	(251.1)	(251.1)

Total long-term debt	$3,495.0	$3,495.0	$7,879.4

	June 30, 2016
	Actual	As Adjusted for the Common Stock and Depositary Shares Offerings	As Further Adjusted for the Other Merger- Related Financings
	($ in millions)
Shareholders’ equity:
Total common shareholders’ equity(1)(2)	$3,646.4	$5,003.9	$5,197.9
Total preferred shareholders’ equity(2)(3)	39.0	766.0	1,486.0

Total shareholders’ equity	$3,685.4	$5,769.9	$6,683.9

Total capitalization and short-term debt	$8,019.6	$10,104.1	$15,402.5

(1)	The number of shares of our common stock to be outstanding after the concurrent offering assumes a price per share of the shares offered in the concurrent offering of $26.62 and excludes (i) 1,377,305 shares issuable upon the conversion of deferred share units and the settlement of performance share awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals as of September 26, 2016), (ii) up to 26,176,950 shares initially issuable upon conversion of our Series A Preferred and (iii) up to shares issuable upon conversion of the Mandatory Convertible Preferred Stock represented by the Depositary Shares to be issued and sold hereby (assuming the underwriters do not exercise their option to purchase additional Depositary Shares), in each case, subject to anti-dilution, make-whole and other adjustments. See “Prospectus Supplement Summary —Recent Developments — Pending Westar Merger” and “Description of Depositary Shares.”
(2)	Based on the net proceeds of $1.4 billion from the concurrent offering (assuming a price per share of the shares offered therein of $26.62) and $727.0 million from this offering of the Depositary Shares after deducting the underwriting discount and estimated expenses of the offerings, assuming the underwriters do not exercise their option to purchase additional shares in each offering.
(3)	On August 10, 2016, we redeemed all outstanding shares of our (i) 3.80% Cumulative Preferred Stock, (ii) 4.50% Cumulative Preferred Stock, (iii) 4.20% Cumulative Preferred Stock and (iv) 4.35% Cumulative Preferred Stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “GXP.” The following table sets forth the high and low sale prices, as reported in the consolidated transaction reporting system and adjusted for historical stock dividends and dividends declared per share of our common stock. As of September 26, 2016, there were 154,795,018 shares of our common stock outstanding.

	Common Stock(a)		Dividends Declared on Common Stock
Calendar Year:	High	Low
2014:
First Quarter	$27.04	$23.85	$0.23
Second Quarter	27.22	25.02	0.23
Third Quarter	26.80	24.17	0.23
Fourth Quarter	29.38	24.21	0.245

2015:
First Quarter	$30.06	$25.80	$0.245
Second Quarter	27.52	24.16	0.245
Third Quarter	27.35	24.21	0.245
Fourth Quarter	28.02	25.74	0.2625

2016:
First Quarter	$32.26	$26.34	$0.2625
Second Quarter	32.68	28.35	0.2625
Third Quarter (through September 26, 2016)	31.22	26.53	0.2625

(a)	Based on closing stock prices.

On September 26, 2016, the last reported sale price of our common stock in the consolidated transaction reporting system was $27.94. As of September 26, 2016, there were approximately 15,192 holders of record of our common stock.

In August 2016, our board of directors declared a dividend of $0.2625 per share payable on September 20, 2016 to shareholders of record as of August 29, 2016.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of the material terms of the Mandatory Convertible Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Mandatory Convertible Preferred Stock is qualified in its entirety by reference to the certificate of designations setting forth the terms of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”) as well as our Articles of Incorporation, copies of which will be available upon request at the address set forth in the section of this prospectus supplement entitled “Where You Can Find More Information.”

The bank depositary will initially be the sole holder of the Mandatory Convertible Preferred Stock. However, the holders of Depositary Shares will be entitled, through the bank depositary, to exercise the rights, preferences, privileges and voting powers of holders of the Mandatory Convertible Preferred Stock, subject to the terms of the deposit agreement and as described herein under “Description of Depositary Shares.” Each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock.

As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Great Plains Energy Incorporated,” “the Company,” “us,” “we” or “our” refer to Great Plains Energy Incorporated and not any of its subsidiaries.

General

Subject to the provisions of our Articles of Incorporation, as heretofore amended, and the limitations prescribed by law, our Articles of Incorporation authorizes our board of directors to issue up to 11,000,000 shares of preference stock, without par value, in one or more series, with such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, as shall be stated and expressed in the resolutions providing for the issuance. The designations, powers, preferences and other rights, and the qualifications, limitations and restrictions shall be set forth in the Certificate of Designations, which will be filed with the Secretary of State of Missouri. As of the date of this prospectus supplement, no shares of preference stock are outstanding. However, we expect to issue privately upon consummation of the Merger 750,000 shares of our preference stock to be designated “Series A Mandatory Convertible Preferred Stock.” See “Prospectus Supplement Summary — Recent Developments — Preferred Stock Purchase Agreement.” At the consummation of this offering, we will issue 750,000 shares of our preference stock to be designated “Series B Mandatory Convertible Preferred Stock” (which we refer to as the Mandatory Convertible Preferred Stock) in the form of 15,000,000 Depositary Shares. In addition, we have granted the underwriters an option to purchase up to 112,500 additional shares of the Mandatory Convertible Preferred Stock in the form of 2,250,000 Depositary Shares, as described under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and our common stock issuable upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and non-assessable. The holders of the Mandatory Convertible Preferred Stock and our common stock issued upon conversion of the Mandatory Convertible Preferred Stock will have no pre-emptive or preferential right to purchase or subscribe to our stock, obligations, warrants or other securities of any class.

We do not intend to apply to list the Mandatory Convertible Preferred Stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list the Depositary Shares on the NYSE as described under “Description of Depositary Shares — Listing.”

The transfer agent, registrar, conversion and dividend disbursing agent for shares of the Mandatory Convertible Preferred Stock and the transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and the rights to distribution of assets upon our liquidation, winding-up or dissolution, will rank:

•

senior to our common stock and to each other class of capital stock or series of preferred or preference stock established after the first original issue date of the Mandatory Convertible Preferred Stock (which we refer to as the “issue date”), the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon our liquidation, dissolution or winding-up (which we refer to collectively as “junior stock”);

•

equally with the Series A Preferred, if issued, and with any class of capital stock or series of preferred or preference stock established after the issue date, the terms of which expressly provide that such class or series will rank equally with the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon our liquidation, dissolution or winding-up, in each case without regard to whether dividends are cumulative or non-cumulative (which we refer to collectively as “parity stock”);

•

junior to each class of capital stock or series of preferred or preference stock established after the issue date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights and/or rights to distribution of assets upon our liquidation, dissolution or winding-up; and

•	junior to our existing and future indebtedness and other liabilities (including trade payables).

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights or rights to distribution of assets upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries. As of June 30, 2016, on a pro forma basis to give effect to the Merger and the other events described under “Prospectus Supplement Summary — Summary Historical and Pro Forma Financial Information — Summary Unaudited Pro Forma Financial Information,” our total indebtedness would have been approximately $13.0 billion, including approximately $0.4 billion of currently payable long-term debt, approximately $0.8 billion of short-term borrowings and approximately $11.8 billion of long-term debt and other long-term obligations.

Dividends

Subject to the rights of holders of any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or an authorized committee of our board of directors and to the extent permitted under Missouri law, cumulative dividends at an annual rate of     % of the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $        per year per share). We will pay such dividends in cash, by delivery of shares of our common stock or by payment or delivery, as the case may be, of any combination of cash and our common stock, at our election, as described under “— Method of Payment of Dividends” below. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2016 and ending on, and including, the mandatory conversion date (each, a “dividend payment date”), at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds or stock lawfully available under Missouri law for the payment of such dividends. If a dividend payment date falls on any day other than a business day, declared dividends for such dividend payment date will be payable on the first business day immediately following such dividend payment date. A “dividend period” refers to a period commencing on, and including, a dividend payment date (or if no dividend payment date has occurred, commencing on, and including, the issue date), and ending on, and including, the day immediately preceding the next succeeding dividend payment date.

A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. Any accumulated and unpaid dividends from any preceding dividend period can be declared and paid on a date determined by our board of directors or an authorized committee of our board of directors in its good faith.

Dividends will be payable to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the first calendar day of the month in which such dividend payment date falls or such other record date fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 20 calendar days prior to such dividend payment date, but only to the extent a dividend has been declared to be payable on such dividend payment date (each, a “regular record date”), except that dividends payable on the mandatory conversion date, as defined below, will be payable to the holders presenting the Mandatory Convertible Preferred Stock for conversion. The regular record date shall apply regardless of whether it is a business day.

Dividends payable on the Mandatory Convertible Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for any period other than a full dividend period will be based upon the actual number of days elapsed during the period and computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the issue date is October     , 2016, is expected to be $        per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share) and will be payable, if declared, on December 15, 2016 to the holders of record thereof on December 1, 2016. Each subsequent quarterly dividend on the Mandatory Convertible Preferred Stock, when, as and if declared, will be $        per share (based on the annual dividend rate of     % and a liquidation preference of $1,000 per share). Accumulated dividends on shares of Mandatory Convertible Preferred Stock will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sum of cash or number of shares sufficient for the payment thereof has been set apart for the payment of such dividends, upon all outstanding shares of the Mandatory Convertible Preferred Stock.

No dividend will be paid upon any outstanding shares of Mandatory Convertible Preferred Stock unless and until our board of directors, or an authorized committee of our board of directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be restricted by the terms of financing arrangements that we enter into in the future. In addition, our ability to declare and pay dividends may be limited by applicable Missouri law. See “Risk Factors — Risks Related to the Depositary Shares, the Mandatory Convertible Preferred Stock, Our Common Stock and This Offering — Our ability to declare and pay dividends on the Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares) may be limited.”

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), including in connection with the payment of declared and unpaid dividends pursuant to the provisions described under “— Conversion Rights — Mandatory Conversion,” “— Conversion Rights — Early Conversion at the Option of the Holder,” and “— Conversion Rights — Early Conversion at the Option of the Holder upon a Fundamental Change,” determined in our good faith:

•	in cash;

•	by delivery of shares of our common stock; or

•	through payment or delivery, as the case may be, of any combination of cash and shares of our common stock;

provided that in the case of conversion upon and following a fundamental change that is a reorganization event (as defined below), dividends otherwise payable in shares of our common stock may be paid by delivery of units of exchange property, as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”; provided further that if our board of directors cannot lawfully authorize payment of all or any portion of such accumulated and unpaid dividends in cash under Missouri law, it shall authorize payment of such dividends in shares of our common stock or units of exchange property, as the case may be, to the extent permitted under Missouri law.

We will make each payment of a declared dividend on shares of the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock.

We will give holders of the Mandatory Convertible Preferred Stock notice of any such election, as well as the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock, no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in solely cash. If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the average VWAP per share of our common stock over the five consecutive trading day (as defined below) period commencing on, and including, the seventh scheduled trading day prior to the applicable dividend payment date (the “dividend payment average price”). If the relevant dividend payment date occurs on or prior to the last trading day of such five consecutive trading day period, delivery of the shares of our common stock owed in respect of the dividend due on such dividend payment date shall be deferred until the business day immediately following the last trading day of such five consecutive trading day period.

However, in no event will the number of shares of our common stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $        , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of our common stock delivered in connection with such declared dividend and 97% of the dividend payment average price with respect to the dividend payment date falling on September 15, 2019, we will, to the extent permitted under Missouri law, pay such excess amount in cash, and any amounts not so paid will continue to be owed by us as accumulated and unpaid dividends.

No fractional shares of our common stock will be delivered to holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead pay a cash adjustment (computed to the nearest cent) based on the dividend payment average price with respect to such dividend.

To the extent we determine in our reasonable judgment that a shelf registration statement is required in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, to (or by) holders thereof that are not “affiliates” of ours (or were not our “affiliates” during the immediately preceding three months) for purposes of the Securities Act, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, if we determine to issue such shares of common stock, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable pursuant to Rule 144 under the Securities Act without registration. To the extent applicable, we will also use our reasonable best efforts to have such shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the NYSE (or if shares of our common stock are not listed on the NYSE, on the principal other U.S. national securities exchange on which shares of our common stock are then listed).

Definitions

For purposes of this “Description of Mandatory Convertible Preferred Stock” section, the following terms have the meanings set forth below:

“VWAP” per share of our common stock on any trading day means such price per share as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page GXP <Equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means, for any period, the arithmetic average of the VWAP for each trading day in such period.

A “trading day” is any day on which:

•	there is no market disruption event (as defined below); and

•

The NYSE is open for trading, or, if our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) is not listed on the NYSE, any day on which the principal other U.S. national securities exchange on which shares of our common stock are (or such other security is) then listed is open for trading, or, if the common stock (or such other security) is not listed on a U.S. national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m., New York City time, or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means any of the following events:

•

any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) or in futures or options contracts relating to our common stock (or such other security) on the relevant exchange or quotation system;

•

any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) on the relevant exchange or quotation system or futures or options contracts relating to our common stock (or such other security) on any relevant exchange or quotation system; or

•

the failure to open of one of the exchanges or quotation systems on which futures or options contracts relating to our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after-hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

For purposes of the first two bullets of the definition of “market disruption event” above, the relevant exchange or quotation system will be the NYSE; provided that if our common stock (or any other security into which the Mandatory Convertible Preferred Stock becomes convertible in connection with any reorganization event) is not listed on the NYSE, such relevant exchange or quotation system will be the principal other U.S. national securities exchange on which shares of our common stock are (or such other security is) then listed.

A “scheduled trading day” is any day that is scheduled to be a trading day, except that if our common stock is not listed on a national securities exchange, “scheduled trading day” means a business day.

Dividend Stopper

So long as any share of Mandatory Convertible Preferred Stock remains outstanding:

•

no dividend or distribution shall be declared or paid on our common stock or any other shares of junior stock, except dividends payable solely in shares of our common stock or other junior stock or rights to acquire the same;

•	no dividend or distribution shall be declared or paid on our parity stock, except as provided below; and

•	no common stock, junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries,

in each case, unless all accumulated and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of the Mandatory Convertible Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sufficient sum of cash and/or number of shares of our common stock for the payment thereof has been set aside for the benefit of the holders of shares of the Mandatory Convertible Preferred Stock on the applicable regular record date).

The limitations on distributions described in the immediately preceding paragraph will not apply to:

•

redemptions, purchases or other acquisitions of shares of our common stock or other junior stock in connection with the administration of any employee benefit plan or other incentive plan, including employment contracts, in the ordinary course of business (including purchases of shares of our common stock in lieu of tax withholding and purchases of shares to offset the share dilution amount (as defined below) pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount;

•	any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

•	purchases of shares of common stock or junior stock pursuant to contractually binding requirements to buy the same existing prior to the issue date; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) or junior stock and, in each case, the payment of cash solely in lieu of fractional shares.

“Share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of our consolidated financial statements most recently filed with the SEC prior to the issue date) resulting from the grant, vesting or exercise of equity-based compensation to employees, directors or consultants and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sufficient sum of cash and/or number of shares of our common stock for payment thereof set aside for the benefit of the holders thereof on the applicable regular record date) on any dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) in full upon the Mandatory Convertible Preferred Stock and any shares of parity stock, all dividends declared on the Mandatory Convertible Preferred Stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) shall be declared and paid pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from such dividend payment dates, on a dividend payment date falling within a dividend period related to such dividend payment date) (subject to their having been declared by our board of directors or a duly authorized committee of our board of directors out of funds lawfully available under Missouri law and including, in the case of parity stock that bears cumulative dividends, all accumulated but unpaid dividends) bear to each other. If our board of directors or a duly authorized committee of our board of directors determines not to pay any dividend or a full dividend on a dividend payment date, we will provide 20 calendar days’ written notice to the holders of the Mandatory Convertible Preferred Stock prior to such dividend payment date, or as reasonably practicable thereafter.

Subject to the foregoing, dividends (payable in cash, securities or other property) as may be determined by our board of directors or any duly authorized committee of our board of directors may be declared and paid on any securities, including our common stock and other junior stock, from time to time out of any funds lawfully available under Missouri law for such payment, and holders of the Mandatory Convertible Preferred Stock will not be entitled to participate in any such dividends. Unless otherwise agreed by holders of a majority in voting power of the shares of Mandatory Convertible Preferred Stock at the time outstanding, payments to holders of parity stock will be made in the same proportion of cash and shares of our common stock that are paid to holders of the Mandatory Convertible Preferred Stock.

Acquisition Termination Redemption

We expect to use the net proceeds from this offering in connection with the Merger as described under “Prospectus Supplement Summary — Recent Developments — Pending Westar Merger.” Within ten business days following the earlier of (a) the date on which an acquisition termination event (as defined below) occurs and (b) 5:00 p.m. (New York City time) on November 30, 2017, if the Merger has not closed on or prior to such time on such date, we will be entitled, but not required, in our sole discretion, to mail a notice of an acquisition termination redemption to holders of the Mandatory Convertible Preferred Stock (provided that, if the Mandatory Convertible Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). If we provide notice of an acquisition termination redemption to holders of the Mandatory Convertible Preferred Stock, then, on the acquisition termination redemption date (as defined below), we will be required to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per share equal to the acquisition termination make-whole amount (as defined below).

“Acquisition termination event” means either (1) the Merger is terminated or (2) we determine in our reasonable judgment that the Merger will not occur.

“Acquisition termination make-whole amount” means, for each share of Mandatory Convertible Preferred Stock, an amount in cash equal to $1,000 plus accumulated and unpaid dividends to, but excluding, the acquisition termination redemption date (whether or not declared); provided, however, that if the acquisition termination share price (as defined below) exceeds the initial price (as defined below), the acquisition termination make-whole amount will equal the reference amount (as defined below).

“Acquisition termination share price” means the average VWAP per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of an acquisition termination redemption.

The “reference amount” means, for each share of Mandatory Convertible Preferred Stock, an amount equal to the sum of the following amounts:

(i) a number of shares of our common stock equal to the acquisition termination conversion rate (as defined below); plus

(ii) cash in an amount equal to the acquisition termination dividend amount (as defined below);

provided that we may pay cash in lieu of delivering all or any portion of the shares of our common stock set forth in clause (i) above, and we may deliver shares of our common stock in lieu of paying all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

“Acquisition termination conversion rate” means a rate equal to the fundamental change conversion rate assuming for such purpose that the date on which we provide notice of an acquisition termination redemption is the fundamental change effective date (as defined below) and that the fundamental change share price is the acquisition termination share price.

“Acquisition termination dividend amount” means an amount of cash equal to the sum of (x) the fundamental change dividend make-whole amount and (y) the accumulated dividend amount, assuming, in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the fundamental change effective date.

For a description of the terms (i) fundamental change conversion rate, fundamental change dividend make-whole amount, accumulated dividend amount and fundamental change share price, see “— Conversion Rights —Early Conversion at the Option of the Holder upon a Fundamental Change” and (ii) initial price, see “—Conversion Rights — Mandatory Conversion.”

If the acquisition termination share price exceeds the initial price, we may pay cash (computed to the nearest cent) in lieu of delivering all or any portion of the number of shares of our common stock equal to the acquisition termination conversion rate. If we make such an election, we will deliver cash (computed to the nearest cent) in an amount equal to such number of shares of our common stock in respect of which we have made this election, multiplied by the acquisition termination market value.

In addition, if the acquisition termination share price exceeds the initial price, we may deliver shares of our common stock in lieu of paying cash for some or all of the acquisition termination dividend amount. If we make such an election, we will deliver a number of shares of our common stock equal to such portion of the acquisition termination dividend amount to be paid in shares of our common stock, divided by the greater of (i) the floor price and (ii) 97% of the acquisition termination market value; provided that, if the acquisition termination dividend amount or portion thereof in respect of which shares of our common stock are delivered exceeds the product of such number of shares of our common stock multiplied by 97% of the acquisition termination market value, we will, to the extent permitted under Missouri law, declare and pay such excess amount in cash (computed to the nearest cent).

“Acquisition termination market value” means the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on, and including, the third trading day following the date on which we provide notice of an acquisition termination redemption.

“Acquisition termination redemption date” means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 calendar days following the date on which we provide notice of such acquisition termination redemption; provided that if (a) the acquisition termination share price is greater than the initial price and (b)(i) we elect to pay cash in lieu of delivering all or any portion of the shares of our common stock equal to the acquisition termination conversion rate or (ii) we elect to deliver shares of our common stock in lieu of paying all or any portion of the acquisition termination dividend amount in cash, then the acquisition termination redemption date will be also not earlier than the third business day following the last trading day of the 20 consecutive trading day period used to determine the acquisition termination market value.

The notice of acquisition termination redemption will specify, among other things:

•	the acquisition termination make-whole amount;

•

if the acquisition termination share price exceeds the initial price, the number of shares of our common stock and the amount of cash comprising the reference amount per share of Mandatory Convertible Preferred Stock (before giving effect to any election to pay or deliver, with respect to each share of Mandatory Convertible Preferred Stock, cash in lieu of a number of shares of our common stock equal to the acquisition termination conversion rate or shares of our common stock in lieu of cash in respect of the acquisition termination dividend amount);

•

if applicable, whether we will pay cash in lieu of delivering all or any portion of the number of shares of our common stock equal to the acquisition termination conversion rate comprising a portion of the reference amount (specifying, if applicable, the number of such shares of our common stock in respect of which cash will be delivered);

•

if applicable, whether we will deliver shares of our common stock in lieu of paying cash for all or any portion of the acquisition termination dividend amount comprising a portion of the reference amount (specifying, if applicable, the percentage of the acquisition termination dividend amount in respect of which shares of our common stock will be delivered in lieu of cash); and

•	the scheduled acquisition termination redemption date.

If any portion of the acquisition termination make-whole amount is to be satisfied through the delivery of shares of our common stock, no fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock. We will instead, to the extent permitted under Missouri law, pay a cash amount (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of share of our common stock based on the average VWAP per share of our common stock over the five consecutive trading day period commencing on, and including, the seventh scheduled trading day immediately preceding the scheduled acquisition termination redemption date. If the acquisition termination redemption date occurs on or prior to the last trading day of such five consecutive trading day period, payment of the cash payable in lieu of delivery of fractional shares of our common stock shall be deferred until the trading day immediately following the last business day of such five consecutive trading day period. If more than one share of Mandatory Convertible Preferred Stock is to be redeemed from a holder, the number of our shares of common stock issuable in connection with the payment of the reference amount shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so redeemed.

All cash payments to which a holder of the Mandatory Convertible Preferred Stock are entitled in connection with an acquisition termination redemption will be rounded to the nearest cent.

While we expect to use the net proceeds from this offering in connection with the Merger, there is no guarantee that the Merger will be consummated and if it is not consummated, we may use the proceeds of the offering for other purposes. We may, in our sole discretion, determine to redeem the Mandatory Convertible Preferred Stock as further described hereunder. The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the acquisition termination make-whole amount to holders of the Mandatory Convertible Preferred Stock in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock following our election to redeem the Mandatory Convertible Preferred Stock.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, our shares of common stock issued as payment of any portion of the acquisition termination make-whole amount, we will, to the extent such a shelf registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of our common stock have been resold thereunder and such time as all such shares would be freely tradable pursuant to Rule 144 under the Securities Act without registration by holders thereof that are not “affiliates” of ours (or were not our “affiliates” during the immediately preceding three months) for purposes of the Securities Act. To the extent applicable, we will also use our reasonable best efforts to have such shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the NYSE (or if our shares of common stock are not listed on the NYSE, on the principal other U.S. national securities exchange on which shares of our common stock are then listed).

Other than pursuant to the acquisition termination redemption provisions described above, the Mandatory Convertible Preferred Stock will not be redeemable.

Conversion Rights

Mandatory Conversion

Each outstanding share of Mandatory Convertible Preferred Stock will automatically convert on the third business day immediately following the last trading day of the final averaging period (the “mandatory conversion date”) into a number of shares of our common stock equal to the conversion rate described below, unless such share of the Mandatory Convertible Preferred Stock has been previously redeemed in the manner described in “— Acquisition Termination Redemption” or converted in the manner described in “— Early Conversion at the Option of the Holder” or “— Early Conversion at the Option of the Holder upon a Fundamental Change.”

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding shares of common stock, if any, issued in respect of accumulated and unpaid dividends), will be as follows:

•

if the applicable market value of our common stock is equal to or greater than the “threshold appreciation price,” which equals $1,000 divided by the minimum conversion rate (as defined below) and is equal to approximately $         (which represents an approximately     % appreciation over the initial price (as defined below)), the conversion rate will be              shares of our common stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”);

•

if the applicable market value of our common stock is less than the threshold appreciation price but greater than the “initial price,” which is equal to $1,000 divided by the maximum conversion rate (as defined below) and is approximately equal to the per share public offering price of our common stock in the concurrent offering of $        , the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share; or

•

if the applicable market value of our common stock is less than or equal to the initial price, the conversion rate will be              shares of common stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”).

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.”

If prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to the amount of such accumulated dividends that have not been declared and paid (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the dividend payment average price with respect to the dividend payment date falling on September 15, 2019. To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of the dividend payment average price with respect to the dividend payment date falling on September 15, 2019, we will, to the extent permitted under Missouri law, declare and pay such excess amount in cash to the holders of the Mandatory Convertible Preferred Stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock for the final averaging period. The “final averaging period” is the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day prior to September 15, 2019.

Each of the fixed conversion rates, the initial price, the threshold appreciation price, the floor price, the fundamental change conversion rate and the applicable market value are subject to adjustment as described under “— Conversion Rights — Conversion Rate Adjustments” below.

Based on the foregoing, if the market price of our common stock on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares of our common stock delivered upon mandatory conversion (other than any shares of our common stock received in connection with any dividend payment) will be:

•	greater than the liquidation preference of the Mandatory Convertible Preferred Stock, if the applicable market value is greater than the threshold appreciation price;

•

equal to the liquidation preference of the Mandatory Convertible Preferred Stock, if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price; and

•	less than the liquidation preference of the Mandatory Convertible Preferred Stock, if the applicable market value is less than the initial price.

Early Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below in “— Early Conversion at the Option of the Holder upon a Fundamental Change”), and unless we have redeemed the Mandatory Convertible Preferred Stock, holders of the Mandatory Convertible Preferred Stock will have the right to convert all or any portion of their Mandatory Convertible Preferred Stock (but in no event less than one share of Mandatory Convertible Preferred Stock) at any time prior to the mandatory conversion date into shares of our common stock at the minimum conversion rate.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods (including, for the avoidance of doubt, the dividend period ending on December 15, 2016) ending on the dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their shares of Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such prior dividend periods, divided by the greater of (i) the floor price (as defined above under “— Method of Payment of Dividends”) and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day prior to the early conversion date (the “early conversion average price”). If, in respect of any early conversion date, the third business day immediately following such early conversion date occurs on or prior to the last trading day of such 20 consecutive trading day period, delivery of the shares of our common stock owed in respect of such early conversion shall be deferred until the business day immediately following the last trading day of such 20 consecutive trading day period. To the extent that the cash amount of the accumulated and unpaid dividends for prior dividend periods ending on a dividend payment date prior to the relevant early conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will pay such excess amount in cash to the extent permitted under Missouri law.

Except as described above, upon any optional conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the regular record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares of Mandatory Convertible Preferred Stock as of such regular record date, as described under “— Dividends” above.

Early Conversion at the Option of the Holder upon a Fundamental Change

If a “fundamental change” (as defined below) occurs on or prior to the mandatory conversion date, holders of the Mandatory Convertible Preferred Stock will have the right to:

(1) convert all or any portion of their Mandatory Convertible Preferred Stock (but in no event less than one share of Mandatory Convertible Preferred Stock):

(i) into shares of our common stock at the conversion rate determined using the table below (the “fundamental change conversion rate”); or

(ii) into units of exchange property based on the fundamental change conversion rate if the fundamental change also constitutes a reorganization event described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”;

(2) with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or shares of our common stock (or, if applicable, units of exchange property); and

(3) with respect to such converted shares, receive the accumulated dividend amount (as defined below) payable in cash or shares of our common stock (or, if applicable, units of exchange property),

subject, in the case of clauses (2) and (3) above, to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below in “— Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount.”

Notwithstanding clauses (2) and (3) above, if the effective date of a fundamental change or the relevant fundamental change conversion date falls during a dividend period for which we have declared a dividend on the Mandatory Convertible Preferred Stock, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding regular record date, as described in “— Dividends.” In such case the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.

To exercise this right, holders must submit their Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) from, and including, the effective date of such fundamental change (as defined below) (the “effective date”) to, but excluding, the earlier of (x) the mandatory conversion date and (y) the date selected by us that is not less than 30 and not more than 60 calendar days after the effective date (the “fundamental change conversion date”), at the fundamental change conversion rate. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the fundamental change dividend make-whole amount or, in connection with the fundamental change, the accumulated dividend amount.

We will notify holders, to the extent practicable, at least 20 calendar days prior to the anticipated effective date of such fundamental change, but in any event not later than two business days following our becoming aware of the occurrence of a fundamental change (the “fundamental change company notice”). Such fundamental change company notice will state, among other things, whether we have elected to satisfy all or any portion of accumulated and unpaid dividends through the delivery of shares of our common stock or units of exchange property, as the case may be, and, if so, the portion thereof (as a percentage) that will be satisfied through the delivery of shares of our common stock or units of exchange property.

The table below sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock based on the effective date of the fundamental change and the stock price paid (or deemed paid) per share of our common stock in the fundamental change (as described below).

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
October , 2016
September 15, 2017
September 15, 2018
September 15, 2019

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock price amounts and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $        per share (subject to adjustment as described below), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment as set forth under “— Conversion Rights — Conversion Rate Adjustments”; and

•

if the stock price is less than $        per share (subject to adjustment as described below), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

The “stock price” in the fundamental change will equal:

•

in the case of a fundamental change described in clause (2) of such definition below in which the holders of our common stock receive only cash in the fundamental change, the cash amount paid per share of our common stock; and

•

otherwise, the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the fundamental change (the “fundamental change market value”).

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment at the same time and in the same manner as each fixed conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our or their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of our common stock) as a result of which our common stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets, (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, or exchanged for, or represent solely the right to receive, stock, other securities, other property or assets or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or, following a reorganization event (as defined below), any common stock, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Stock becomes convertible in connection with such reorganization event) ceases to be listed on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed on any of the NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so listed when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

Fundamental Change Dividend Make-whole Amount and Accumulated Dividend Amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, in addition to the common stock issued upon conversion at the fundamental change conversion rate, we will at our option:

(1) pay holders in cash, to the extent permitted under Missouri law, the present value, computed using a discount rate of     % per annum, of all dividend payments on such holders’ shares of Mandatory Convertible Preferred Stock for all the remaining dividend periods (excluding any accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date preceding the effective date of the fundamental change, as well as dividends accumulated from the dividend payment date immediately preceding the effective date of the fundamental change to the effective date of the fundamental change) from such effective date to but excluding the mandatory conversion date (the “fundamental change dividend make-whole amount”);

(2) increase the number of shares of common stock to be issued on conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the stock price; or

(3) pay the fundamental change dividend make-whole amount in a combination of cash and shares of our common stock in accordance with the provisions of clauses (1) and (2) above.

In addition, for any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, to the extent that, as of the effective date of the fundamental change, we have not declared any or all of the accumulated dividends on the Mandatory Convertible Preferred Stock as of such effective date (including accumulated and unpaid dividends for all dividend periods ending on or prior to the dividend payment date preceding the effective date of the fundamental change, as well as dividends accumulated from the dividend payment date immediately preceding the effective date of the fundamental change to the effective date of the fundamental change, the “accumulated dividend amount”), holders who convert their Mandatory Convertible Preferred Stock within the fundamental change conversion period will be entitled to receive such accumulated dividend amount upon conversion. The accumulated dividend amount will be payable at our election in either:

•	cash, to the extent permitted under Missouri law;

•	an additional number shares of our of common stock equal to (x) the accumulated dividend amount divided by (y) the greater of (i) the floor price and (ii) 97% of the stock price; or

•	a combination of cash and shares of our common stock in accordance with the provisions of the preceding two bullets.

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments in shares of our common stock. In addition, if we elect to deliver shares of our common stock in respect of all or, in either case, any portion of the fundamental change dividend make-whole amount or accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or any portion thereof that would be payable in shares of our common stock (without giving effect to the floor price) exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the stock price, we will, to the extent permitted under Missouri law, declare and pay such excess amount in cash. In addition, if we are prohibited from paying or delivering, as the case may be, the fundamental change dividend make-whole amount or the accumulated dividend amount (in each case, whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Missouri law, the fundamental change conversion rate will instead be increased by a number of shares of our common stock equal to the cash amount of the aggregate unpaid and undelivered fundamental change dividend make-whole amount and accumulated dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered fundamental change dividend make-whole amount and accumulated dividend amount exceeds the product of such number of additional shares and 97% of the stock price, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change (or, if we provide notice to holders of the fundamental change after the effective date of a fundamental change as described above, on the date we give holders notice of the effective date of a fundamental change), we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will satisfy such amount through the payment of cash, the delivery of shares of our common stock or a combination thereof, specifying the combination, if applicable; and

•

the accumulated dividend amount as of the effective date of the fundamental change and whether we will satisfy such amount through the payment of cash, the delivery of shares of our common stock or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or shares of our common stock or any combination thereof) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of our common stock on the mandatory conversion date. The person or persons entitled to receive the shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares immediately prior to 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “— Conversion Rate Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including, without limitation, voting rights, rights to participate in tender offers and rights to receive any dividends or other distributions on our common stock, in each case by virtue of holding the Mandatory Convertible Preferred Stock.

If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to the mandatory conversion date, in the manner described in “— Early Conversion at the Option of the Holder,” or “— Early Conversion at the Option of the Holder upon a Fundamental Change,” such holder must observe the following conversion procedures:

•

if the shares of Mandatory Convertible Preferred Stock are in global form, to convert its shares of Mandatory Convertible Preferred Stock a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer taxes or duties, if any; or

•

if the shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in our Articles of Incorporation or the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements. A holder who converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of shares of our common stock if such holder exercises its conversion rights, but such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the shares of common stock in a name other than its own.

Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the third business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock prior to the mandatory conversion date will be treated as the record holder(s) of such shares immediately prior to 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be outstanding for any purpose and a holder of the Mandatory Convertible Preferred Stock will have no rights with respect to such common stock, including voting rights, rights to participate in tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock. No fractional shares of our common stock will be issued to holders of shares of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable upon conversion (including in connection with a dividend payment), that holder will be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of our common stock on the trading day immediately preceding the applicable conversion date. If more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

Conversion Rate Adjustments

Each fixed conversion rate will be adjusted from time to time as follows:

(i) If we issue our common stock as a dividend or distribution to all or substantially all holders of our common stock, or if we effect a subdivision or combination (including, without limitation, a stock split or a reverse stock split) of our common stock, each fixed conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

Where,

CR0 =	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date (as defined below) for such dividend or distribution or immediately prior to 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be;

CR1 =	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such record date or immediately after 9:00 a.m., New York City time, on such effective date, as the case may be;

OS0 =	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date or immediately prior to 9:00 a.m., New York City time, on such effective date, as the case may be (and prior to giving effect to such event); and

OS =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Any adjustment made under this clause (i) will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, each fixed conversion rate will be immediately readjusted, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay or make such dividend or distribution and (b) the date the dividend or distribution was to be paid, to the fixed conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period expiring 60 calendar days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x	(OS0 + X)
(OS0 + Y)

where,

CR0 =	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such issuance;

CR1 =	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on such record date;

X =	the number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the aggregate price payable to exercise such rights, options or warrants, divided by the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance.

Any increase in the fixed conversion rates made pursuant to this clause (ii) will become effective immediately after 5:00 p.m., New York City time, on the record date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, each fixed conversion rate will be decreased, effective as of the date of such expiration or termination, to the fixed conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants and (b) the date such rights, options or warrants were to have been issued, to the fixed conversion rate that would then be in effect if such issuance had not been announced.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof, which determination shall be final.

(iii) If we pay a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, excluding:

(a) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above;

(b) dividends or distributions paid exclusively in cash as to which clause (iv) below applies;

(c) “spin-offs” as to which the provisions set forth below in this clause (iii) apply; and

(d) any dividends or distributions in connection with a reorganization event that is included in exchange property as described below under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”;

then each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
(SP0 – FMV)

where,

CR0 =	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or distribution;

CR1 =	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on such record date;

SP0 =	the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

FMV =	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof upon advice of a nationally recognized independent investment banking firm retained by us for such purpose) on the ex-dividend date for such dividend or distribution of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets, expressed as an amount per share of our common stock.

If our board of directors or a duly authorized committee thereof determines the “FMV” (as defined above) of any dividend or other distribution for purposes of this clause (iii) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the average VWAP per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of the Mandatory Convertible Preferred Stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of our common stock and solely as a result of holding shares of Mandatory Convertible Preferred Stock, the amount and kind of shares of our capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such dividend or other distribution.

Any increase made under the portion of this clause (iii) above will become effective immediately after 5:00 p.m., New York City time, on the record date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, each fixed conversion rate will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution and (b) the date such dividend or distribution was to have been paid, to the fixed conversion rate that would then be in effect if the dividend or other distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent (as determined in good faith by our board of directors or a duly authorized committee thereof), then each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x	(FMV0 + MP0)
MP0

where,

CR0 =	the fixed conversion rate in effect at 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-dividend date for such dividend or distribution;

CR1 =	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-dividend date for such dividend or distribution;

FMV0 =	the average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading day period commencing on, and including, the ex-dividend date for such dividend or distribution; and

MP0 =	the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the ex-dividend date for such dividend or distribution.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive trading day immediately following, and including, the ex-dividend date for such dividend or distribution, but will be given effect as of 9:00 a.m., New York City time, on the date immediately following the record date for such dividend or distribution. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of shares of the Mandatory Convertible Preferred Stock if the conversion date occurs after the record date for such dividend or other distribution and prior to the end of such 10 consecutive trading day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

(iv) If we pay a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding (A) any regular quarterly cash dividends or distributions of up to $0.2625 per share of our common stock (the “initial dividend threshold”), (B) any distribution in connection with our voluntary or involuntary liquidation, dissolution or winding up, (C) any distribution in connection with a reorganization event that is included in exchange property as described below under “— Recapitalizations, Reclassifications and Changes of Our Common Stock” and (D) any consideration paid as part of a tender or exchange offer covered by clause (v) below, each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x	(SP0 – T)
(SP0 – C)

where,

CR0 =	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution;

CR1 =	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the record date for such distribution;

SP0 =	the average VWAP per share of our common stock over the 5 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution;

C =	an amount of cash per share of our common stock we distribute to holders of our common stock; and

T =	the initial dividend threshold; provided that if a distribution is not a regular quarterly cash dividend or distribution, “T” will be deemed to be zero.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of shares of the Mandatory Convertible Preferred Stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock and solely as a result of holding shares of Mandatory Convertible Preferred Stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the record date for such distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the fixed conversion rates; provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the fixed conversion rates under this clause (iv).

Any adjustment to the fixed conversion rates pursuant to this clause (iv) will become effective immediately after 5:00 p.m., New York City time, on the record date for such distribution. If such distribution is not so paid, the fixed conversion rates will be decreased, effective as of the earlier of (a) the date our board of directors or a duly authorized committee thereof determines not to pay such dividend and (b) the date such dividend was to have been paid, to the fixed conversion rates that would then be in effect if such distribution had not been declared.

(v) If we or one or more of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible into or exchangeable for our common stock) and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each fixed conversion rate will be increased based on the following formula:

CR1 = CR0 x	(FMV + (SP1 x OS1 ))
(SP1 x OS0)

where,

CR0 =	the fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

CR1 =	the fixed conversion rate in effect immediately after 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;

FMV =	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof upon advice of a nationally recognized independent investment banking firm retained by us for such purpose) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS1 =	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”), less any purchased shares;

OS0 =	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and

SP1 =	the average VWAP per share of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to each fixed conversion rate under the immediately preceding paragraph will occur at 5:00 p.m., New York City time, on the 10th consecutive trading day immediately following, and including, the trading day immediately following the expiration date, but will be given effect as of 9:00 a.m., New York City time, on the expiration date. Because we will make the adjustments to the fixed conversion rates at the end of the 10 consecutive trading day period with retroactive effect, we will delay the settlement of any conversion of shares of the Mandatory Convertible Preferred Stock if the conversion date occurs during such 10 consecutive trading day period. In such event, we will deliver the shares of common stock issuable in respect of such conversion (based on the adjusted fixed conversion rates as described above) on the first business day immediately following the last trading day of such 10 consecutive trading day period.

“Record date” means, solely for purposes of a conversion rate adjustment, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

“Ex-dividend date” means the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question from us or, if applicable, from the seller of such common stock (in the form of due bills or otherwise) as determined by such exchange or market.

If we have in effect a stockholder rights plan while any shares of the Mandatory Convertible Preferred Stock remain outstanding, holders of shares of the Mandatory Convertible Preferred Stock will receive, upon a conversion of shares of the Mandatory Convertible Preferred Stock, in addition to common stock, rights under our stockholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable rights agreement, each fixed conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, capital stock (other than our common stock), evidences of our indebtedness, our assets or rights to acquire our capital stock, our indebtedness or our assets pursuant to clause (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a rights plan will not trigger a conversion rate adjustment pursuant to clause (ii) or (iii) above (except as described in the immediately preceding sentence). We currently do not have a rights plan in effect.

Notwithstanding the foregoing, no adjustment to the fixed conversion rates need be made if holders of shares of the Mandatory Convertible Preferred Stock participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding shares of the Mandatory Convertible Preferred Stock, as if such holders held a number of shares of our common stock equal to the maximum conversion rate as of the record date for such transaction, multiplied by the number of shares of the Mandatory Convertible Preferred Stock held by such holders.

The fixed conversion rates will not be adjusted under this “— Conversion Rights — Conversion Rate Adjustments” section except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted under this “— Conversion Rights — Conversion Rate Adjustments” section for:

•

the issuance of any shares of our common stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•

the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours or any of our subsidiaries;

•

the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of (and with such terms as in effect on) the issue date;

•	a change solely in the par value of our common stock;

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock; or

•	the payment of dividends on the Mandatory Convertible Preferred Stock, whether in cash or in shares of our common stock.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to all holders of shares of Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share of our common stock. Prior to the mandatory conversion date, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on each of the mandatory conversion date, an early conversion date, an acquisition termination redemption date and any fundamental change conversion date, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price, the initial price and the floor price. Whenever any market value or share price measure is to be determined over a specified period of trading days as provided herein, we will make appropriate adjustments (including, without limitation, to the VWAP per share used to calculate the relevant market value or share price measure, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the ex-dividend date, record date, effective date or expiration date, as the case may be, of such event occurs, during the period in which the relevant market value or share price measure, as the case may be, is being calculated.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•	any reclassification of our common stock (other than changes only in par value or resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person or any statutory exchange or binding share exchange; or

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us and our subsidiaries;

in each case, as a result of which the shares of our common stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “reorganization event”), then, at the effective time of such reorganization event, each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the relevant conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “exchange property”) upon such transaction, and, at the effective time of such reorganization event, we will amend the Certificate of Designations to provide for such change in the convertibility of the Mandatory Convertible Preferred Stock; provided that if the kind and amount of exchange property receivable upon such reorganization event is not the same for each share of our common stock held immediately prior to such reorganization event by a person, then the exchange property receivable upon such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election with respect to the kind and amount of exchange property so receivable (or of all such holders if none makes an election). The conversion rate then in effect will be applied on the applicable conversion date to the amount of such exchange property received per share of our common stock in the reorganization event (a “unit of exchange property”), as determined in accordance with this section. For the purpose of determining which bullet of the definition of conversion rate will apply on the mandatory conversion date and for the purpose of calculating the conversion rate if the second bullet in the definition thereof is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or a duly authorized committee thereof upon advice of a nationally recognized independent investment banking firm retained by us for such purpose, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average VWAP for a share of such common stock or a single ADR, as the case may be, for the 20 consecutive trading day period commencing on, and including, the 22nd scheduled trading day prior to September 15, 2019 (or for the purpose of determining any market value or share price measure that is to be determined over a specified period of trading days as provided herein, we will determine such market value or share price measure, as the case may be, using the average VWAP for a share of such common stock or a single ADR, as the case may be, over the same period of trading days). For the purpose of paying accumulated and unpaid dividends in units of exchange property as contemplated under “— Method of Payment of Dividends,” the value of a unit of exchange property (other than cash) will be determined as if relevant references herein to a share of our common stock were instead references to a unit of exchange property.

The above provisions of this section will similarly apply to successive reorganization events and the “—Conversion Rights — Conversion Rate Adjustments” section will apply to any shares of our capital stock (or of any successor) received by the holders of our common stock in any such reorganization event.

The amendment to the Certificate of Designations providing that the Mandatory Convertible Preferred Stock will be convertible into exchange property will also provide for anti-dilution and other adjustments and modifications to thresholds that are as nearly equivalent as possible to the adjustments and thresholds described under “— Conversion Rights — Conversion Rate Adjustments” above taking into account the relative values of one share of common stock and one unit of exchange property. We will agree in the Certificate of Designations for the Mandatory Convertible Preferred Stock not to become a party to any such transaction unless its terms are consistent with the foregoing.

In connection with any adjustment to the conversion rate described above, we will also adjust the initial dividend threshold (as defined under “— Conversion Rights — Conversion Rate Adjustments”) based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within five business days) after the occurrence of any reorganization event, provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section or the effectiveness of such transaction.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, each holder of shares of the Mandatory Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our common stock), payment in full of the amount of $1,000 per share of the Mandatory Convertible Preferred Stock, plus an amount equal to any accumulated and unpaid dividends, whether or not declared, on such shares to (but not including) the date fixed for liquidation, dissolution or winding-up. If in any such distribution our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of the Mandatory Convertible Preferred Stock and any other stock ranking equally with the Mandatory Convertible Preferred Stock as to such distribution (including the Series A Preferred if issued), the holders of shares of the Mandatory Convertible Preferred Stock and such other stock will share ratably in any such distribution in proportion to the full accumulated and unpaid respective distributions to which they are entitled. After payment of the full amount of the liquidation preference, including an amount equal to any accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale, lease or exchange (for cash, securities or other property) of all or substantially all our assets, nor our merger or consolidation with any other corporation or other entity, will be deemed to be a liquidation, dissolution or winding-up of the Company.

The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of shares of the Mandatory Convertible Preferred Stock will have no voting rights in respect of such shares except as set forth below or as otherwise required by law or our Articles of Incorporation from time to time. Except as provided herein or in the Certificate of Designations with respect to voting rights allocated pro rata with other classes or series of parity stock based on the liquidation preference of each such class or series, in matters where holders of the Mandatory Convertible Preferred Stock are entitled to vote, each share of the Mandatory Convertible Preferred Stock shall be entitled to one vote.

Preferred Directors

Whenever, at any time or times, dividends payable on the shares of the Mandatory Convertible Preferred Stock have not been paid for an aggregate of six or more dividend periods (including, for the avoidance of doubt, the dividend period ending on December 15, 2016), whether or not consecutive (an “event of non-payment”), the holders of the Mandatory Convertible Preferred Stock will have the right, with holders of shares of any one or more other classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to elect two directors (together, the “preferred directors” and each, a “preferred director”) at the next annual meeting or special meeting of our stockholders and at each subsequent annual meeting of our stockholders until all accumulated and unpaid dividends (which may be satisfied through delivery of shares of common stock) have been paid in full, at which time such right will terminate, except as otherwise provided in this prospectus supplement or expressly provided by law, subject to re-vesting in the event of each and every event of non-payment; provided that it will be a qualification for election for any preferred director that (i) the election of such preferred director will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies (including that we have a majority of independent directors) and (ii) such preferred director will not be prohibited or disqualified from serving as a director on our board by any applicable law.

Upon any termination of the right set forth in the immediately preceding paragraph, the preferred directors will cease to be directors, the term of office of all preferred directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of preferred directors elected as described above.

Any preferred director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only at a meeting of our stockholders at which this is a permitted action by the affirmative vote of the holders of a majority in voting power of the shares of the Mandatory Convertible Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of parity stock upon which like voting rights have been conferred and are exercisable at the time (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any preferred director becomes vacant for any reason other than removal from office as described above, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

At any time after the right of the holders of the Mandatory Convertible Preferred Stock to elect directors has become vested and is continuing but a meeting of our stockholders to elect such directors has not yet been held, or if a vacancy shall exist in the office of any such preferred director that has not been filled, such directors as holders of the Mandatory Convertible Preferred Stock are entitled to elect will be elected at a special meeting of stockholders called by our board of directors at the request of the holders of at least 20% of the shares of Mandatory Convertible Preferred Stock or of any other classes or series of outstanding parity stock upon which like voting rights have been conferred and are exercisable at the time (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, failing which such election shall be held at such next annual or special meeting of stockholders).

At any such meeting held for the purpose of electing such a director (whether at an annual meeting or special meeting), the presence in person or by proxy of the holders of shares representing at least a majority of the voting power of the Mandatory Convertible Preferred Stock and any parity stock having similar voting rights shall be required to constitute a quorum of the Mandatory Convertible Preferred Stock and any parity stock having similar voting rights. The affirmative vote of the holders of the Mandatory Convertible Preferred Stock and any parity stock having similar voting rights constituting a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

When a Supermajority Vote Is Required

In addition to any other vote or consent of stockholders required by law or our Articles of Incorporation, so long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock (subject to the last paragraph of this section) given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose, or by written consent in lieu of such meeting:

•

amend or alter our Articles of Incorporation or the Certificate of Designations to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on our liquidation, dissolution or winding-up;

•

amend, alter or repeal any provision of our Articles of Incorporation or Certificate of Designations (including, unless no vote on such merger or consolidation is required in accordance with the following bullet, any amendment, alteration or repeal by means of a merger, consolidation or otherwise, but excluding any amendment providing that the Mandatory Convertible Preferred Stock will be convertible into exchange property as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”) so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange, a reclassification involving the Mandatory Convertible Preferred Stock, or a merger or consolidation of us with another corporation or other entity, unless in each case (x) the Mandatory Convertible Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) the Mandatory Convertible Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to pre-emptive or similar rights or otherwise, of any series of preferred or preference stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred or preference stock (including the Mandatory Convertible Preferred Stock), ranking equally with and/or junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding-up, shall not be deemed to adversely affect the rights, preferences or voting powers, and shall not require the affirmative vote or consent of, the holders of the shares of the Mandatory Convertible Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

•

to cure any ambiguity or mistake, or to correct or supplement any provision contained in the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock that may be defective or inconsistent with any other provision contained in such Certificate of Designations;

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations establishing the terms of the Mandatory Convertible Preferred Stock; or

•	to waive any of our rights with respect thereto;

provided that any such amendment, alteration, supplement or repeal of any terms of the Mandatory Convertible Preferred Stock (x) effected in order to conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under “Description of Mandatory Convertible Preferred Stock” in the preliminary prospectus supplement, as supplemented by the related pricing term sheet, or (y) required pursuant to “— Recapitalization, Reclassifications and Changes of Our Common Stock” to provide that the Mandatory Convertible Preferred Stock be convertible into exchange property, in each case, shall be deemed not to adversely affect the special rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock.

Reservation of Common Stock

We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance, the full number of shares of common stock issuable in lieu of any payment of accumulated and unpaid dividends in cash (equal to the maximum additional conversion amount hereunder divided by the floor price) and upon conversion of the Mandatory Convertible Preferred Stock at the maximum conversion rate then in effect.

Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent

Computershare Trust Company, N.A. will serve as transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of the Mandatory Convertible Preferred Stock, represented by the Depositary Shares offered hereby, pursuant to a deposit agreement (the “deposit agreement”) among us, Computershare Trust Company, N.A., acting as bank depositary (the “bank depositary”), and the holders from time to time of the Depositary Shares.

The following description is a summary of the material provisions of the Depositary Shares and the deposit agreement and does not purport to be complete. The terms of the Depositary Shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the Depositary Shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information.” We urge you to read this document because it, and not this description, defines your rights as a holder of Depositary Shares.

As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Great Plains Energy Incorporated,” “the Company,” “us,” “we” or “our” refer to Great Plains Energy Incorporated and not any of its subsidiaries.

General

Each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock and will initially be evidenced by a global security, as defined in and described under “— Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the Depositary Shares will be entitled to all rights and preferences of the Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, in proportion to the fraction of a share of the Mandatory Convertible Preferred Stock those Depositary Shares represent.

In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to mandatory conversion of the Mandatory Convertible Preferred Stock. You should review the special considerations that apply to indirect holders as described under “— Book-entry, Settlement and Clearance” in this section.

Conversion

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of              shares of our common stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which the Mandatory Convertible Preferred Stock is convertible at the option of holders of the Mandatory Convertible Preferred Stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock —Early Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock —Early Conversion at the Option of the Holder upon a Fundamental Change” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock — Early Conversion at the Option of the Holder upon a Fundamental Change,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
October , 2016
September 15, 2017
September 15, 2018
September 15, 2019

The exact stock price and effective dates may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $        per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20, subject to adjustment; and

•

if the stock price is less than $        per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20, subject to adjustment.

On any conversion date for the Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the bank depositary upon conversion of each share of the Mandatory Convertible Preferred Stock.

The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock — Conversion Rights — Conversion Rate Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable Market Value of Our Common Stock	Conversion Rate Per Depositary Share
Equal to or greater than the threshold appreciation price	shares

Less than the threshold appreciation price but greater than the initial price	Between and shares, determined by dividing $50 by the applicable market value

Less than or equal to the initial price	shares

After delivery of our common stock by the transfer agent to the bank depositary following conversion of the Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If we are required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see “Material U.S. Federal Income Tax Considerations”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Fractional Shares

No fractional shares of common stock will be issued to holders of our Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable upon conversion (including in connection with a dividend payment), that holder will be entitled to receive an amount in cash (computed to the nearest cent) based on the VWAP per share of our common stock on the trading day immediately preceding the applicable conversion date. If more than one Depositary Share is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered.

Dividends and Other Distributions

Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of the Mandatory Convertible Preferred Stock.

The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on the Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, assuming the first original issue date of the Mandatory Convertible Preferred Stock is October     , 2016, is expected to be $        per Depositary Share (based on the annual dividend rate of     %, each Depositary Share representing a 1/20th interest in a share of the Mandatory Convertible Preferred Stock and a liquidation preference of the Mandatory Convertible Preferred Stock of $1,000 per share), and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $        per Depositary Share (based on the annual dividend rate of     %, each Depositary Share representing a 1/20th interest in a share of the Mandatory Convertible Preferred Stock and a liquidation preference of the Mandatory Convertible Preferred Stock of $1,000 per share).

Regular record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding regular record dates for the Mandatory Convertible Preferred Stock.

No fractional shares of common stock will be delivered to the holders of our Depositary Shares in payment or partial payment of a dividend. We will instead pay a cash adjustment (computed to the nearest cent) based on the dividend payment average price (as defined under “Description of Mandatory Convertible Preferred Stock —Method of Payment of Dividends”) with respect to such dividend.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by us or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.

Redemption

If we redeem the shares of Mandatory Convertible Preferred Stock represented by the Depositary Shares, as described under “Description of Mandatory Convertible Preferred Stock — Acquisition Termination Redemption,” the bank depositary will redeem the Depositary Shares, on the acquisition termination redemption date, from the cash and/or shares of our common stock, as applicable, received by the bank depositary as a result of the redemption of such shares of Mandatory Convertible Preferred Stock held by the bank depositary. Because each Depositary Share represents a 1/20th interest in a share of Mandatory Convertible Preferred Stock, the redemption price per Depositary Share (the “Depositary Shares redemption price”) will be equal to 1/20th of the acquisition termination make-whole amount payable with respect to one share of Mandatory Convertible Preferred Stock.

If any portion of the acquisition termination make-whole amount is satisfied through delivery of shares of our common stock, then after delivery of shares of our common stock by the transfer agent to the bank depositary as a result of the redemption of the Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock. No fractional shares of common stock will be delivered to holders of Depositary Shares. In lieu of any fractional shares of common stock otherwise deliverable in respect of the aggregate number of Depositary Shares of any holder that are redeemed, we will instead, to the extent permitted under Missouri law, pay a cash amount (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of share of our common stock based on the average VWAP per share of our common stock over the five consecutive trading day period commencing on, and including, the seventh scheduled trading day immediately preceding the scheduled acquisition termination redemption date. If the acquisition termination redemption date occurs on or prior to the last trading day of such five consecutive trading day period, payment of the cash payable in lieu of delivery of fractional shares of our common stock shall be deferred until the trading day immediately following the last business day of such five consecutive trading day period.

All cash payments to which a holder of Depositary Shares is entitled upon redemption will be rounded to the nearest cent.

While we expect to use the net proceeds from this offering in connection with the Merger, there is no guarantee that the Merger will be consummated and if it is not consummated, we may use the proceeds of the offering for other purposes. We may, in our sole discretion, determine to redeem the Mandatory Convertible Preferred Stock as further described hereunder. The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Stock. Our ability to pay the acquisition termination make-whole amount to holders of the Mandatory Convertible Preferred Stock (and, in turn, for holders of the Depositary Shares to receive the Depositary Shares redemption price) in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Stock (and, accordingly, Depositary Shares) following our election to redeem the Mandatory Convertible Preferred Stock.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of our shares of common stock issued as payment of any portion of the acquisition termination make-whole amount, we will, to the extent such a shelf registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of our common stock have been resold thereunder and such time as all such shares would be freely tradable pursuant to Rule 144 under the Securities Act without registration by holders thereof that are not “affiliates” of ours (or were not our “affiliates” during the immediately preceding three months) for purposes of the Securities Act. To the extent applicable, we will also use our reasonable best efforts to have such shares of our common stock qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the NYSE (or if our shares of common stock are not listed on the NYSE, on the principal other U.S. national securities exchange on which shares of our common stock are then listed).

Other than pursuant to the acquisition termination redemption provisions described above, our Depositary Shares will not be redeemable.

Voting the Mandatory Convertible Preferred Stock

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock — Voting Rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to vote, the bank depositary will send the notice to the record holders of the

Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the regular record date (which will be the same date as the regular record date for the Mandatory Convertible Preferred Stock) may instruct the bank depositary as to how to vote the amount of the Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the Mandatory Convertible Preferred Stock represented by such Depositary Shares in accordance with these instructions, and we will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing the Mandatory Convertible Preferred Stock.

Notwithstanding the foregoing, any Depositary Shares, or any shares of Mandatory Convertible Preferred Stock represented by such Depositary Shares, that are owned by us, by any of our subsidiaries or by any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with us or any of our subsidiaries shall be disregarded and deemed not to be outstanding for the purpose of any vote at any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to vote.

Modification, Amendment and Termination

Without the consent of the holders of the Depositary Shares, we may amend, alter or supplement the deposit agreement or any certificate representing the Depositary Shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the deposit agreement and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;

•

to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the bank depositary and that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or

•

to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the Depositary Shares, we may amend, alter, supplement or repeal any terms of the Depositary Shares to conform the terms of the Depositary Shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Depositary Shares” section of the preliminary prospectus supplement for the Depositary Shares, as further supplemented and/or amended by the related pricing term sheet.

The deposit agreement may be terminated by us or the bank depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 Depositary Shares may withdraw the share of Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares.

A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of the Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the bank depositary in exchange for Depositary Shares.

Listing

We intend to apply to list the Depositary Shares on the NYSE under the symbol “GXPPRB” and, if the application is approved, we expect trading to commence within 30 days of the first original issuance date of the Depositary Shares. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the NYSE. Listing the Depositary Shares on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. We do not expect there will be any separate public trading market for the shares of the Mandatory Convertible Preferred Stock except as represented by the Depositary Shares.

Form and Notices

The Mandatory Convertible Preferred Stock will be issued in registered form to the bank depositary, and the Depositary Shares will be issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock, as described under “— Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of Depositary Shares all reports, notices and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the Mandatory Convertible Preferred Stock.

Book-entry, Settlement and Clearance

The Global Security

The Depositary Shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor any underwriter is responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the Depositary Shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the Depositary Shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Securities

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the Depositary Shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

CONCURRENT OFFERING OF COMMON STOCK

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 52,600,000 shares of our common stock, without par value (or up to 60,490,000 shares if the underwriters in the concurrent offering exercise in full their option to purchase additional shares of our common stock), in each case at a public offering price of $        per share of our common stock.

We estimate that our net proceeds from the sale of our common stock in the concurrent offering will be approximately $        , after deducting the underwriting discount and estimated offering expenses (or approximately $        if the underwriters of that offering exercise in full their option to purchase additional shares).

Our common stock will rank junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding up. No dividends may be declared or paid on our common stock unless full cumulative dividends have been paid or set aside for payment on all outstanding Mandatory Convertible Preferred Stock for all periods during which dividends have accumulated. Likewise, in the event of our bankruptcy, liquidation, dissolution or winding up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

Because the closing of this offering is not contingent upon the closing of the concurrent offering, you should not assume that the sale of the shares of our common stock will take place.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations to U.S. holders and non-U.S. holders (each, as defined below) of the purchase, ownership, disposition and conversion of Depositary Shares issued pursuant to this offering, Mandatory Convertible Preferred Stock represented by the Depositary Shares and common stock received in respect of Depositary Shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate tax, generation-skipping and gift tax law, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a beneficial owner of our Depositary Shares or common stock received in respect of Depositary Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership, disposition and conversion of our Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares.

This discussion is limited to beneficial owners that hold our Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares, as a “capital asset” within the meaning of section 1221 of the Code (property held for investment). This discussion does not address the Medicare tax imposed on certain income or all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances. In addition, it does not address consequences relevant to beneficial owners subject to particular rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•

persons holding the Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares, as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or certain traders in securities electing mark-to-market tax accounting for their securities;

•	shareholders of “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations and partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	entities entitled to the benefits of section 892 of the Code;

•	tax-exempt retirement plans;

•	non-U.S. holders that own, actually or constructively, more than 5% of our Mandatory Convertible Preferred Stock or common stock; and

•	persons deemed to sell the Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares under the constructive sale provisions of the Code.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our Depositary Shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF OUR DEPOSITARY SHARES, MANDATORY CONVERTIBLE PREFERRED STOCK AND COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

A “non-U.S. holder” is any beneficial owner of our Depositary Shares, Mandatory Convertible Preferred Stock or common stock received in respect of Depositary Shares, that is not a “U.S. holder” and that is not an entity treated as a partnership for U.S. federal income tax purposes.

Depositary Shares

For U.S. federal income tax purposes, a U.S. holder or non-U.S. holder of the Depositary Shares will be treated as if it held an interest in a corresponding portion of the underlying Mandatory Convertible Preferred Stock and, accordingly, the exchange of Depositary Shares for such stock will not be a taxable event. For ease of discussion, the discussion herein refers to the Mandatory Convertible Preferred Stock, although it applies equally to the Depositary Shares representing such stock.

Tax Consequences Applicable to U.S. Holders

Distributions Generally

If we make cash or other property distributions on our Mandatory Convertible Preferred Stock or common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to customary conditions and limitations, dividends will be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. It is possible that distributions we make with respect to the Mandatory Convertible Preferred Stock will exceed our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the Mandatory Convertible Preferred Stock or common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other taxable disposition of the Mandatory Convertible Preferred Stock or common stock and will be treated as described under “— Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock” below.

If we make a distribution on our Mandatory Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Adjustments to Conversion Rate

The conversion rate of our Mandatory Convertible Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, U.S. holders that hold our Mandatory Convertible Preferred Stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing such U.S. holders’ proportionate interests in our assets or earnings and profits. In addition, the failure to make certain adjustments on the Mandatory Convertible Preferred Stock may cause a U.S. holder of our common stock to be deemed to have received constructive distributions from us, even though such U.S. holder has not received any cash or property as a result of such failure. Such U.S. holders would be subject to the rules discussed above under “—Distributions Generally.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the U.S. holders of the Mandatory Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula.

Because constructive distributions deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or the applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such U.S. holder. In addition, the Department of the Treasury and the IRS recently published proposed Treasury regulations that, if finalized, may affect a U.S. holder deemed to receive such a distribution. U.S. holders should consult their tax advisors regarding the effect, if any, of the proposed Treasury regulations in their particular circumstances. Under the proposed regulations, we may be required to report certain information as a result of constructive distributions by filing a return with the IRS or posting such return on our website.

Dispositions of Our Mandatory Convertible Preferred Stock or Common Stock

If a U.S. holder sells or disposes of shares of Mandatory Convertible Preferred Stock (other than pursuant to a conversion described below) or common stock, the U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or other taxable disposition and such U.S. holder’s adjusted basis in the shares of Mandatory Convertible Preferred Stock or common stock. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the Mandatory Convertible Preferred Stock or common stock for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A U.S. holder generally will not recognize gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into our common stock. Any cash or common stock received upon conversion in respect of dividends in arrears on our Mandatory Convertible Preferred Stock should be treated as described above under “— Distributions Generally.” For the avoidance of doubt, the term “dividends in arrears” does not include dividends to be paid in respect of any portion of the dividend period containing the date of conversion. Except as provided below and except with respect to common stock received in respect of dividends in arrears, a U.S. holder’s basis and holding period in the common stock received upon conversion generally will be the same as those in the converted Mandatory Convertible Preferred Stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash). Common stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to its fair market value on the date of conversion and a new holding period, which will begin on the day after the conversion.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. holder has held the Mandatory Convertible Preferred Stock for more than one year at the time of conversion.

In the event a U.S. holder converts its Mandatory Convertible Preferred Stock and we pay, in respect of any such conversion, cash or common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends, the tax treatment of the receipt of such cash or common stock is uncertain. In the event a U.S. holder converts its Mandatory Convertible Preferred Stock and we choose to pay such U.S. holder cash in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such cash should be treated as additional consideration received by the U.S. holder upon conversion of the Mandatory Convertible Preferred Stock into common stock and should be taxable to the extent of any gain realized by the U.S. holder. For this purpose, gain generally would equal the excess, if any, of the fair market value of our common stock received upon conversion (including any fractional common share for which cash is received) and the cash received attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends over the U.S. holder’s tax basis in our Mandatory Convertible Preferred Stock immediately prior to conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of dividends to be paid in respect of a portion of the then-current dividend period or the net present value of future dividends exceeded the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock.

In the event a U.S. holder converts its Mandatory Convertible Preferred Stock and we pay such U.S. holder common stock in respect of dividends to be paid in respect of a portion of the then-current dividend period or the present value of future dividends, although not free from doubt, we believe the receipt of such stock should treated as consideration received upon conversion of the Mandatory Convertible Preferred Stock, and should in such case be taxed as described in the first paragraph above under the heading “— Conversion of Mandatory Convertible Preferred Stock into Common Stock.”

U.S. holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of dividends to be paid in respect of a portion of the then-current dividend period or future dividends is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or future dividends represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions Generally.”

In the event a U.S. holder’s Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such taxes from shares of common stock or current or subsequent payments of cash payable to such U.S. holder.

Information Reporting and Backup Withholding

We or an applicable withholding agent will report to U.S. holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld unless the U.S. holder is an exempt recipient and, when required, demonstrates this fact. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to dividends paid or the proceeds of a disposition of Mandatory Convertible Preferred Stock or common stock unless the U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences Applicable to Non-U.S. Holders

Distributions Generally

Distributions that are treated as dividends (see “— Tax Consequences Applicable to U.S. Holders —Distributions Generally,” “— Adjustments to Conversion Rate,” and “— Conversion of Mandatory Convertible Preferred Stock into Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. Distributions that are treated as return of capital or gain could be subject to withholding tax at a rate of 15% under FIRPTA (defined below) if we are considered a USRPHC (defined below) and our stock is not “regularly traded” on an established securities market (see “— Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock”). For withholding purposes, we expect that all distributions would be treated as made out of our current or accumulated earnings and profits and thus treated as dividends. However, a non-U.S. holder may be able to obtain a refund by timely filing an appropriate claim for refund with the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W- 8BEN or W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Mandatory Convertible Preferred Stock or common stock in connection with the conduct of a trade or business in the United States and dividends paid on the Mandatory Convertible Preferred Stock or common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our Mandatory Convertible Preferred Stock or common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of the Mandatory Convertible Preferred Stock or distributions on Mandatory Convertible Preferred Stock made in our common stock. See “— Tax Consequences Applicable to U.S. Holders — Adjustments to Conversion Rate.” Because deemed distributions or distributions made in common stock would not give rise to any cash from which any applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the U.S. federal tax on such dividend from any cash, shares of common stock or sales proceeds otherwise payable to a non-U.S. holder.

Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Mandatory Convertible Preferred Stock or common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock or Mandatory Convertible Preferred Stock constitutes a “United States real property interest,” or “USRPI,” by reason of our status as a United States real property holding corporation, or “USRPHC,” within the meaning of the “Foreign Investment in Real Property Tax Act,” or “FIRPTA,” for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we have not determined whether we are a USRPHC. We can give no assurance that we are not or will not become one in the future. If we are or become a USRPHC, so long as our Depositary Shares (which represent Mandatory Convertible Preferred Stock) or common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of such regularly traded stock (including, in certain circumstances, gain realized upon the conversion of Mandatory Convertible Preferred Stock into our common stock) if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the non-U.S. holder’s holding period) more than 5% of such class of stock.

Although not free from doubt, we anticipate that our Depositary Shares (which represent Mandatory Convertible Preferred Stock) will be “regularly traded on an established securities market.” However, if our Mandatory Convertible Preferred Stock is not treated as so traded, gain arising from the sale or other taxable disposition of such stock by a non-U.S. holder will not be subject to U.S. federal income taxation as a sale of a USRPI, if our common stock is part of a class of stock that is “regularly traded” on an established securities market and the non-U.S. holder has not, at the time such non-U.S. holder acquires the Mandatory Convertible Preferred Stock and at certain other times described in the applicable Treasury Regulations, directly or indirectly held Mandatory Convertible Preferred Stock (and in certain cases other direct or indirect interests in our stock) that had a fair market value in excess of 5% of the fair market value of all of our outstanding common stock. We believe that our common stock is and anticipate it will continue to be “regularly traded” on an established securities market.

If gain on the sale or other taxable disposition of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of our Depositary Shares, Mandatory Convertible Preferred Stock or common stock, generally would be required to file a U.S. federal income tax return and (and, if the relevant securities were not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

If the Mandatory Convertible Preferred Stock is not treated as a USRPI at any time within the shorter of the five-year period preceding the conversion or the non-U.S. holder’s holding period for our Mandatory Convertible Preferred Stock, such non-U.S. holder generally will not recognize gain or loss upon the conversion of such Mandatory Convertible Preferred Stock into our common stock. If the Mandatory Convertible Preferred Stock is treated as a USRPI with respect to a non-U.S. holder, such non-U.S. holder generally will recognize gain or loss upon conversion of such Mandatory Convertible Preferred Stock into our common stock unless the common stock constitutes a USRPI with respect to such non-U.S. holder and such non-U.S. holder complies with certain reporting requirements in the Treasury Regulations.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share. See “— Dispositions of Our Mandatory Convertible Preferred Stock and Common Stock.” Cash or common stock received in respect of dividends in arrears on our Mandatory Convertible Preferred Stock should be treated in the manner described above under “Tax Consequences Applicable to U.S. Holders — Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and we intend to withhold tax from such amounts, as described above under “— Distributions Generally.” A non-U.S. holder may recognize capital gain or dividend income when such holder receives cash attributable to a dividend to be paid in respect of portion of the then-current dividend period or the net present value of future dividends, as described above under “Tax Consequences Applicable to U.S. Holders —Conversion of Mandatory Convertible Preferred Stock into Common Stock.” The tax treatment of such amount is uncertain, and we intend to withhold 30% of such amount as described under “— Distributions Generally.”

Information Reporting and Backup Withholding

We or an applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of distributions on our Mandatory Convertible Preferred Stock or common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to payments to a non-U.S. holder on our Mandatory Convertible Preferred Stock or common stock, provided the non-U.S. holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Mandatory Convertible Preferred Stock or common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from the sale or other disposition on or after January 1, 2019 of our Mandatory Convertible Preferred Stock or common stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Mandatory Convertible Preferred Stock or common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Goldman, Sachs & Co. is acting as representative, have severally agreed to purchase from us, and we have agreed to sell, the following respective numbers of Depositary Shares listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriter	Number of Depositary Shares
Goldman, Sachs & Co.

Total	15,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Depositary Shares are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Depositary Shares being offered (other than Depositary Shares covered by the option described below) if any are purchased. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Depositary Shares may be terminated.

Concurrently with this offering of the Depositary Shares, we are offering, by means of a separate prospectus supplement, 52,600,000 shares of our common stock, plus up to an additional 7,890,000 shares of our common stock if the underwriters of that offering exercise in full their option to purchase additional shares of our common stock. This offering of the Depositary Shares is not contingent upon the concurrent offering, and the concurrent offering is not contingent upon this offering.

We have been advised by the representative that the underwriters propose to offer the Depositary Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a selling concession of $        per share. After the initial public offering, the public offering price, concession or any other term of the offering may be changed. The offering of the Depositary Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make because of any of those liabilities.

We have granted to the underwriters an option to purchase up to an additional 2,250,000 Depositary Shares at the public offering price less the underwriting discount. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days of the date of this prospectus supplement, with certain limitations. To the extent the option is exercised, each underwriter must purchase a stated amount of additional Depositary Shares approximately proportionate to that underwriter’s initial purchase commitment.

The underwriting discount is equal to the public offering price per Depositary Share less the amount paid by the underwriters to us per Depositary Share. The underwriting discount is $        per Depositary Share. The following table shows the per Depositary Share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Depositary Shares.

Total
	Per Depositary Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses	$	$	$

We estimate that our total expenses for this offering, net of the underwriting discount, will be approximately $500,000.

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the NYSE under the symbol “GXPPRB” and we expect trading to commence within 30 days of the initial issue date. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the NYSE. Listing the Depositary Shares on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. We do not expect there will be any separate public trading market for the shares of the Mandatory Convertible Preferred Stock except as represented by the Depositary Shares.

Shares of our common stock are listed on the NYSE under the symbol “GXP.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

We have agreed, except as set forth below, not to sell or transfer any of our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to sell any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed a registration statement related to common stock; or

•

enter into a swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of any common stock, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including convertible preferred stock, purchase contracts and other similar securities.

This agreement does not apply to (1) the Depositary Shares offered hereby or our Mandatory Convertible Preferred Stock represented by the Depositary Shares or the shares of common stock issuable upon conversion of or in connection with any redemption of or dividend payment or make-whole payment in respect of such shares of our Mandatory Convertible Preferred Stock, (2) the concurrent offering, (3) our Series A Preferred or the shares of our common stock issuable upon conversion of or in connection with any dividend payment or make-whole payment in respect of those shares, (4) common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock issuable upon exercise of an option or warrant or conversion of a security outstanding on the date of this prospectus supplement, (5) shares of our common stock or options for shares of our common stock issued pursuant to or sold in connection with any of our and our subsidiaries’ existing employee benefit plans, long-term incentive plans, dividend reinvestment or direct stock purchase plans, employee savings (401(k)) plans and executive compensation plans (or the filing of a registration statement related to any such plan) and (6) shares of our common stock to be issued to the Westar shareholders in the Merger.

Our directors and certain of our officers have agreed not to sell or transfer any of our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically, they have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to sell any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed a registration statement related to common stock; or

•

enter into a swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock.

Notwithstanding the foregoing, this lockup provision will not prohibit our directors and officers from effecting transfer or distributions of shares of common stock (1) as a bona fide gift or gifts or to any family member or to a trust, the beneficiaries of which are exclusively such director or officer or family member of such director or officer, provided that, in the case of any such transfer or distribution, (a) the representative receives a signed lockup agreement from each donee, distributee or transferee, (b) such transfer shall not involve a disposition for value, (c) such transfer or distributions are not required to be reported in any public report or filing with the SEC or otherwise and (d) such director or officer or donee, distribute or transferee does not otherwise voluntarily effect any public filing or report regarding such transfers or distributions, (2) under a plan established under Rule 10b5-1 under the Exchange Act prior to the date of this prospectus supplement and (3) to satisfy tax withholding obligations of such director or officer relating to an award of common stock received under any of our compensatory plans.

In connection with the offering, the underwriters may purchase and sell Depositary Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Depositary Shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Depositary Shares or purchasing Depositary Shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of Depositary Shares available for purchase in the open market as compared to the price at which they may purchase additional Depositary Shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Depositary Shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Depositary Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Depositary Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Depositary Shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Each such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web site maintained by each such underwriter. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on each underwriter’s web site is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. is serving as financial advisor to us in connection with the Merger. The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation. Affiliates of certain of the underwriters are lenders under revolving credit agreements entered into separately with Great Plains Energy, KCP&L and GMO. In connection with these arrangements, affiliates of certain of the underwriters acted as lenders and documentation agents. In particular, affiliates of Goldman, Sachs & Co. have provided us with a commitment letter relating to up to $7.517 billion of borrowings under the Bridge Facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Depositary Shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Depositary Shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Depositary Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any Depositary Shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Depositary Shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any Depositary Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Depositary Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Depositary Shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of Depositary Shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Depositary Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Depositary Shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Depositary Shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Depositary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Depositary Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Depositary Shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Depositary Shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Depositary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Depositary Shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The Depositary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to the Depositary Shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of Depositary Shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus supplement or any other prospectus, disclosure document, offering material or advertisement relating to the Depositary Shares in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Korea

This prospectus supplement should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement to acquire the Depositary Shares under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The Depositary Shares have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the Depositary Shares may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the Depositary Shares may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold Depositary Shares complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold Depositary Shares.

Notice to Prospective Investors in Switzerland

The Depositary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Depositary Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Depositary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Depositary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth in this prospectus supplement and has no responsibility for the prospectus supplement. The Depositary Shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Depositary Shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Depositary Shares will be passed upon for us by Heather A. Humphrey, our General Counsel and Senior Vice President — Corporate Services, and Hunton & Williams LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York and Davis Polk & Wardwell LLP, New York, New York. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters.

At September 1, 2016, Ms. Humphrey owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Great Plains Energy Incorporated and its subsidiaries for the year ended December 31, 2015, and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013, of Westar Energy, Inc. and subsidiaries, which are incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Great Plains Energy Incorporated filed on September 27, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

GREAT PLAINS ENERGY INCORPORATED

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preference Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Great Plains Energy Incorporated (“Great Plains Energy”) may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Great Plains Energy Incorporated is listed on The New York Stock Exchange under the symbol “GXP.”

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105 and our telephone number is (816) 556-2200.

Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 5 of this prospectus.

We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the related prospectus supplement the specific terms of the plan of distribution, including the name of the underwriters, dealers or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, common stock, preference stock, depositary shares, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Therefore, for a complete understanding of our securities being offered, we urge you to read carefully the registration statement (including the exhibits thereto), this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under “Where You Can Find More Information,” before deciding whether to invest in any of our securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential” or “continue.” Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc. (“Westar”), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry and the Company;

•	changes in business strategy, operations or development plans;

•	the outcome of contract negotiations for goods and services;

•	effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates the Company can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•	financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Great Plains Energy’s ability to successfully manage transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks including, but not limited to, increased costs of retirement, health care and other benefits;

•	the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar;

•	the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close;

•	the failure to obtain, or to obtain on favorable terms, any equity, debt or equity-linked financing necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar;

•	the costs incurred to consummate the anticipated acquisition of Westar;

•	the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period;

•	the credit ratings of Great Plains Energy following the anticipated acquisition of Westar;

•	disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our pending acquisition of Westar and the other risk factors discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference.

GREAT PLAINS ENERGY INCORPORATED

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly-owned direct subsidiaries with significant operations or active subsidiaries are as follows:

•	Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (“MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Year to Date June 30,	Fiscal Years Ended December 31,
2016	2015	2014	2013	2012	2011
1.45	2.58	2.72	2.75	2.31	2.03

For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of income before deducting net provisions for income taxes, equity investment income and losses, and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The ratio of earnings to fixed charges presented above does not differ materially from the ratio of earnings to combined fixed charges and preferred dividends for any of the periods reflected above.

As of the date of this prospectus, we have not issued any preference stock. If we do so in the future, we will include or incorporate by reference ratios of earnings to combined fixed charges and preference dividends for the applicable periods in addition to the ratio of earnings to fixed charges.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures;

•	investments in subsidiaries; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other short-term interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. We may issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture, dated as of June 1, 2004, that we entered into with The Bank of New York Mellon Trust Company, N.A., as successor trustee. We will issue the subordinated debt securities in one or more series under the subordinated indenture, dated as of May 18, 2009, that we entered into with The Bank of New York Mellon Trust Company, N.A., as trustee. The senior indenture, the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been qualified under the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may bear interest at differing rates and may have other differing terms and conditions, as described below. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “—Consolidation, Merger and Sale or Disposition of Assets” below).

Ranking

The debt securities will be direct unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. The senior debt securities will rank equally with all of Great Plains Energy Incorporated’s unsecured and unsubordinated debt and the subordinated debt securities will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “—Subordination.” At June 30, 2016, Great Plains Energy Incorporated had approximately $1,143.4 million of outstanding Senior Indebtedness (as defined below) (including guarantees of $331.9 million of GMO indebtedness).

Great Plains Energy Incorporated is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. At June 30, 2016, our subsidiaries had approximately $3,367.4 million of aggregate outstanding debt (including debt guaranteed by Great Plains Energy Incorporated).

Provisions of a Particular Series

The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•	our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the depository for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest, if any, shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

In the event:

•	of any bankruptcy, insolvency, receivership or other similar proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of Great Plains Energy Incorporated,

•	that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waived or ceased to exist, or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of and interest and premium, if any, on such Senior Indebtedness, must be paid in full before any payment of principal of, or premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by Great Plains Energy Incorporated.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•	borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At June 30, 2016, the outstanding Senior Indebtedness of Great Plains Energy Incorporated totaled approximately $1,143.4 million (including guarantees of $331.9 million of GMO indebtedness).

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer duly endorsed or accompanied by a duly executed instrument of transfer at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System” or as otherwise set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption

Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities that are redeemable by us will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation or person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustee for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•	immediately after giving effect to the transaction, no event of default (see “—Events of Default” below) or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Modification

Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

•	to supply omissions, cure any ambiguity or inconsistency or correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the applicable indenture or prejudicial to the interests of the holders of debt securities of any series in any material respect;

•	to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities, for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

•	in the case of the subordinated indenture and in connection with the appointment of a successor trustee with respect to the debt securities of one or more (but not all) series, to add to or change any provisions of the subordinated indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee pursuant to the subordinated indenture;

•	to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

The senior indenture provides that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the senior indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior debt securities; provided, however, that if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series so directly affected, considered as one class, will be required.

The subordinated indenture provides that, except as provided above, the consent of the holders of (i) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are subject to the subordination provision of the subordinated indenture, considered as one class and (ii) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are not subject to the subordination provision of the subordinated indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the subordinated indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the debt securities issued under the subordinated indenture; provided, however, that if less than all series of debt securities outstanding under the subordinated indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of (i) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are subject to the subordination provisions of the subordinated indenture, considered as one class, and (ii) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are not subject to the subordination provisions of the subordinated indenture, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on, any debt security;

•	change the date on which any debt security may be redeemed;

•	adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive events of default.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture or any other supplemental indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Events of Default

Unless specifically deleted in a supplemental indenture or company order under which a series of debt securities is issued, or modified in any such supplemental indenture or company order, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

•	failure to observe or perform any of our other covenants or agreements in the applicable indenture (other than a covenant or agreement solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

Additional events of default with respect to a particular series of debt securities may be specified in a supplemental indenture or resolution of the Board of Directors establishing that series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if:

•	we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The trustee, within 90 days after the occurrence of a default actually known to the trustee with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the applicable trustee for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Conversion Rights

Any resolution of the Board of Directors or supplemental indenture establishing a series of debt securities may provide for conversion rights. We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion rate and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Defeasance

Unless the applicable prospectus supplement states otherwise, we may elect either:

(1)	to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust); or

(2)	to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the applicable indenture, supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), the following conditions, among others, must be met:

•	we will be required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent accountants, certified to the applicable trustee in writing), without reinvestment, to pay all the principal of, and premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us),

•	no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period,

•	the deposit must not cause the applicable trustee to have any conflicting interest with respect to our other securities,

•	we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred, and

•	we must have delivered an officer’s certificate and an opinion of counsel to the trustee as provided in the applicable indenture.

We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option under paragraph (1) for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2) above. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the applicable trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities and the Subordinated Debt Securities

As of June 30, 2016, The Bank of New York Mellon Trust Company, N.A., which is the trustee under the senior indenture and the subordinated indenture, and its affiliates were the trustees for $737.5 million of our unsecured debt, and $2,180.4 million of KCP&L’s secured and unsecured debt (including Environmental Improvement Revenue debt and Environmental Improvement Revenue Refunding debt issued by certain governmental entities), under several separate indentures. In addition, an affiliate of The Bank of New York Mellon Trust Company, N.A. is one of the lenders under separate credit agreements with us, KCP&L and GMO and is the trustee under a KCP&L nuclear decommissioning fund trust. Affiliates of The Bank of New York Mellon Trust Company, N.A. also perform other services for, and transact other banking business with our affiliates and us in the normal course and may do so in the future. Each indenture will provide that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the benefit of the holders of particular debt securities.

Governing Law

The senior indenture is, and any senior debt securities will be, governed by New York law. The subordinated indenture is, and any subordinated debt securities will be, governed by New York law.

DESCRIPTION OF COMMON STOCK

General

The following descriptions of our common stock and the relevant provisions of our Articles of Incorporation, as amended (“Articles of Incorporation”) and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue 600,000,000 shares of Common Stock without par value. As discussed below under “Description of Preference Stock,” Great Plains Energy’s authorized capital stock also consists of (i) 390,000 shares of Cumulative Preferred Stock of the par value of $100, (ii) 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and (iii) 11,000,000 shares of Preference Stock without par value. At June 30, 2016, 154,754,049 shares of common stock were outstanding.

Dividend Rights and Limitations

The holders of our common stock are entitled to receive such dividends as our Board of Directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of any outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, voting as a single class, we may not pay or declare any dividends on common stock, other than dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended for such purposes during the 12 months then ended (a) exceeds 50% of net income available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in clauses (a) and (b), would reduce such equity below 25% of total capitalization.

Subject to certain limited exceptions, no dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Voting Rights

Except as otherwise provided by law and subject to the voting rights of any outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. Cumulative voting means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, if any, is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and

Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

Liquidation Rights

In the event of any dissolution or liquidation of Great Plains Energy Incorporated, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous

The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations

The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Listing

The common stock of Great Plains Energy Incorporated is listed on the New York Stock Exchange under the symbol “GXP.”

DESCRIPTION OF PREFERENCE STOCK

The following descriptions of our preference stock and the relevant provisions of our Articles of Incorporation are summaries and are qualified by references to our Articles of Incorporation which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part. Great Plains Energy’s authorized capital stock consists of 11,000,000 shares of Preference Stock without par value in addition to (i) 390,000 shares of Cumulative Preferred Stock of the par value of $100, (ii) 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and (iii) the common stock described above under “Description of Common Stock.”

At June 30, 2016, there were no shares of Preference Stock outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our Board of Directors when it is issued.

Shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

•	the distinctive designation of such series and the number of shares of such series;

•	the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

•	the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

•	the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

•	the obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•	the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

•	any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preference stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preference stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preference stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preference stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS OR WARRANTS FOR STOCK

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities, and/or

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s or such successor’s procedures, as the case may be.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing

Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The DTC rules applicable its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on the payable date in accordance with their respective holdings shown on

DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as depository with respect to the global securities at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor depository is not obtained, securities certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through dealers or agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the specific terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and, other than our common stock, which is listed on The New York Stock Exchange, will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Heather A. Humphrey, General Counsel and Senior Vice President—Corporate Services and Hunton & Williams LLP. Pillsbury Winthrop Shaw Pittman LLP will pass on certain matters for the underwriters, dealers, purchasers, or agents. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters. At September 1, 2016, Ms. Humphrey owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Great Plains Energy Incorporated and its subsidiaries’ for the year ended December 31, 2015, and the effectiveness of Great Plains Energy Incorporated and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013, of Westar Energy, Inc. and subsidiaries, which are incorporated in this prospectus by reference from the Current Report on Form 8-K of Great Plains Energy Incorporated filed on September 27, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q listed below have been filed with the SEC on a combined basis by us and one of our subsidiaries, KCP&L. We are only incorporating the information that relates to us and, where required, the information that relates to KCP&L. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 5, 2016 and August 4, 2016, respectively; and

•	Our Current Reports on Form 8-K dated February 10, 2016 and filed with the SEC on February 16, 2016; May 3, 2016 and filed with the SEC on May 9, 2016; May 29, 2016 and filed with the SEC on May 31, 2016; May 31, 2016 and filed with the SEC on May 31, 2016; June 6, 2016 and filed with the SEC on June 7, 2016; June 13, 2016 and filed with the SEC on June 16, 2016; June 24, 2016 and filed with the SEC on June 24, 2016; July 1, 2016 and filed with the SEC on July 5, 2016; August 25, 2016 and filed with the SEC on August 25, 2016 (but only with respect to Item 8.01); September 9, 2016 and filed with the SEC on September 13, 2016; September 13, 2016 and filed with the SEC on September 19, 2016; September 21, 2016 and filed with the SEC on September 21, 2016; September 26, 2016 and filed with the SEC on September 26, 2016; and September 27, 2016 and filed with the SEC on September 27, 2016.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

Great Plains Energy Incorporated

15,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

    % Series B Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

September     , 2016

Goldman, Sachs & Co.